EXECUTION COPY












                            STOCK PURCHASE AGREEMENT

                                 By and Between

                                  BRUNO'S, INC.

                                       and

                                ALBERTSON'S, INC.



                          Dated as of January 13, 1998




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                            STOCK PURCHASE AGREEMENT

                                TABLE OF CONTENTS


                                                                          Page



         ARTICLE 1.                 PURCHASE AND SALE OF CAPITAL STOCK......  1

         1.1             Agreement to Purchase and Sell.....................  1

ARTICLE 2.               CLOSING PAYMENT; PURCHASE PRICE; TERMS.............  2

         2.1             Closing Payment and Purchase Price.................  2
         2.2             Terms of Payment...................................  2
         2.3             Working Capital Adjustment.........................  2

ARTICLE 3.               CLOSING AND PRE-CLOSING MATTERS....................  5

         3.1             The Closing........................................  5
         3.2             Stockholder's Deliveries...........................  6
         3.3             Purchaser's Deliveries.............................  6
         3.4             Procurement of Third-Party Approvals...............  6

ARTICLE 4.               REPRESENTATIONS AND WARRANTIES OF
                         THE STOCKHOLDER....................................  6

         4.1             Title to Shares....................................  6
         4.2             Authority; Binding Effect..........................  7
         4.3             No Violation.......................................  7
         4.4             Third Party Approvals..............................  8
         4.5             Suppliers..........................................  8
         4.6             Propriety of Past Payments.........................  8
         4.7             Corporate Organization and Authority
                           of Company.......................................  9
         4.8             Affiliates.........................................  9
         4.9             Capitalization.....................................  9
         4.10            Options and Other Rights........................... 10
         4.11            Qualification...................................... 10
         4.12            Financial Statements............................... 10
         4.13            Absence of Undisclosed Liabilities................. 11
         4.14            Absence of Material Adverse Changes................ 12
         4.15            Compliance with Laws............................... 12
         4.16            Taxes.............................................. 13
         4.17            Title to Assets.................................... 16
         4.18            Real Property...................................... 16

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         4.19            Tangible Personal Property......................... 18
         4.20            Personal Property Leases........................... 18
         4.21            Inventory.......................................... 19
         4.22            Intellectual Property.............................. 19
         4.23            Licenses........................................... 20
         4.24            Litigation......................................... 20
         4.25            Contracts.......................................... 20
         4.26            Governmental Consents.............................. 23
         4.27            Employee Plans and Contracts....................... 23
         4.28            Labor and Employee Matters......................... 25
         4.29            Insurance.......................................... 26
         4.30            Receivables........................................ 27
         4.31            Transactions with Affiliates....................... 27
         4.32            Books and Records.................................. 28
         4.33            Product Liability.................................. 28
         4.34            No Other Representations or Warranties............. 28
         4.35            Limitation on Purchaser's
                           Representations.................................. 29

ARTICLE 5.               REPRESENTATIONS AND WARRANTIES
                         OF PURCHASER....................................... 29

         5.1             Corporate Organization............................. 29
         5.2             Corporate Authority................................ 29
         5.3             No Violation....................................... 29
         5.4             Investment Intent.................................. 30
         5.5             Availability of Funds.............................. 30
         5.6             Limitation on Stockholder
                         Representations.................................... 30
         5.7             No Other Representations or
                           Warranties....................................... 30

ARTICLE 6.               COVENANTS OF THE STOCKHOLDER....................... 31

         6.1             Access to Properties and Records................... 31
         6.2             Negotiations....................................... 31
         6.3             Consents and Approvals............................. 31
         6.4             Conduct of Business Pending Closing................ 32
         6.5             Sale of Shares..................................... 35
         6.6             Notification....................................... 35
         6.7             Post-Closing Cooperation........................... 36
         6.8             Enforcement of Covenant Not
                           to Compete....................................... 36
         6.9             Assignment of Agreement with Arthur
                           N. Seessel....................................... 36

ARTICLE 7.               COVENANTS OF PURCHASER............................. 37

         7.1             Employee Benefits.................................. 37
         7.2             Lease Guarantee.................................... 37
         7.3             Confidentiality.................................... 37

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         7.4             Consents and Approvals............................. 38
         7.5             Tax Elections...................................... 38
         7.6             Assumption of Agreement with Arthur
                           N. Seessel....................................... 38

ARTICLE 8.               INDEMNIFICATION.................................... 39

         8.1             Indemnification by the Stockholder................. 39
         8.2             Indemnification by Purchaser....................... 43
         8.3             Indemnification Calculations Net
                           of Insurance..................................... 46
         8.4             Tax Information.................................... 47

ARTICLE 9.               CONDITIONS TO CLOSING.............................. 47

         9.1             Conditions to Obligations of
                           Purchaser........................................ 47
         9.2             Conditions to Obligations of
                           the Stockholder.................................. 49

ARTICLE 10.              TERMINATION AND ABANDONMENT........................ 50

         10.1            Methods of Termination............................. 50
         10.2            Effect of Termination.............................. 51

ARTICLE 11.              MISCELLANEOUS PROVISIONS........................... 51

         11.1            Survival of Representations  Warranties
                           and Covenants.................................... 51
         11.2            Successors and Assigns; No Third-Party
                           Beneficiaries.................................... 51
         11.3            Brokers and Finders................................ 52
         11.4            Expenses........................................... 52
         11.5            Publicity.......................................... 52
         11.6            Notices............................................ 53
         11.7            Entire Agreement................................... 54
         11.8            Waivers; Amendments and Remedies................... 55
         11.9            Severability....................................... 55
         11.10           Headings........................................... 55
         11.11           Counterparts; Terms................................ 55
         11.12           Governing Law...................................... 56
         11.13           Attribution Rules Regarding Knowledge.............. 57
         11.14           Exhibits and Schedules............................. 57
         11.15           Further Assurances................................. 57
         11.16           Specific Performance............................... 57
         11.17           Jurisdiction....................................... 58
         11.18           Time of Essence.................................... 58


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



                  STOCK PURCHASE AGREEMENT dated as of January 13, 1998, by and between BRUNO'S, INC., an Alabama corporation (the "Stockholder"), and ALBERTSON'S, INC., a Delaware corporation (the "Purchaser").

                                 R E C I T A L S
                                 ---------------

                  A. Certain terms and phrases used in this Agreement are defined on EXHIBIT A attached hereto.

                  B. The Stockholder legally and beneficially owns all of the issued and outstanding Capital Stock of Seessel
Holdings, Inc. (the "Company").

                  C. The Company is engaged in the retail grocery business within the Metropolitan area of Memphis, Tennessee, in connection with which the Company operates a distribution center, commissary and bakery (together, the "Business"), all of which operate under the name of "Seessel's".

                  D. The Stockholder desires to sell to Purchaser, and Purchaser desires to purchase from the Stockholder, all of the issued and outstanding Common Shares of the Company, all on the terms and subject to the conditions hereinafter set forth.

                               A G R E E M E N T S
                               -------------------

                  NOW, THEREFORE, in consideration of the foregoing Recitals (which are hereby incorporated by reference), the mutual representations, warranties, covenants and agreements hereafter set forth and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties, intending to be legally bound, hereby agree as follows:

ARTICLE 1.  PURCHASE AND SALE OF CAPITAL STOCK

                  1.1 Agreement to Purchase and Sell. On the Closing Date and upon the terms and subject to the conditions set forth in this Agreement, the Stockholder shall sell, assign, transfer, convey and deliver to Purchaser all, but not less than all, the Common Shares owned by the Stockholder and Purchaser shall purchase all, but not less than all, of the Common Shares owned by the Stockholder (the "Shares").

                  1.2 Delivery of Certificates. At the Closing hereunder, the Stockholder shall deliver or cause to be delivered to Purchaser or its designee stock certificates representing the Shares duly endorsed in blank for transfer or accompanied by appropriate stock powers duly executed in blank.

ARTICLE 2.  CLOSING PAYMENT; PURCHASE PRICE; TERMS

                  2.1 Closing Payment and Purchase Price. The aggregate purchase price payable by Purchaser hereunder for the Shares shall be Eighty-Eight Million dollars ($88,000,000) (the "Purchase Price").

                  2.2 Terms of Payment. Payment of the Purchase Price shall be made by Purchaser by wire transfer of same- day funds at closing to one account designated in writing by the Stockholder to Purchaser no later than three business days prior to the Closing Date.

                  2.3      Working Capital Adjustment.

                           2.3.1  Calculation of Working Capital
Adjustment. In accordance with the provisions of this Section 2.3.1, Purchaser and the Stockholder agree that to the extent that the Closing Working Capital exceeds $4,550,000, Purchaser shall pay to the Stockholder such excess (the "Excess Amount"), and to the extent that the Closing Working Capital is less than $2,650,000, the Stockholder shall pay to Purchaser such shortfall (the "Deficiency Amount"). For purposes of this Agreement, Closing Working Capital shall mean the difference between the Company's current assets and current liabilities, as derived from the balance sheet of the Company as of the close of the business on the last business day immediately preceding the Closing Date (the "Closing Balance Sheet"). The parties agree that the Closing Balance Sheet shall reflect the current assets and current liabilities required to be included therein by, and in accordance with, GAAP, except for the absence of notes and, subject to the following: (i) the balance in the Company's current deferred tax asset account shall be deemed to be $221,000, (ii) the balance in the Company's current deferred tax liability account shall be deemed to be $0, (iii) the balance in the Company's income tax receivable asset account shall be deemed to be $139,425, (iv) the balance in the Company's income tax payable account shall be deemed to be $0, (v) no items of accounts payable or current accrued



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

liabilities shall be classified as long-term liabilities of the Company and (vi) the Company's liability for severance and "pay to stay" bonuses shall be the amount calculated as the severance and "pay to stay" bonuses in respect of the individuals named in accordance with Paragraph 11 of Schedule 4.27.1 (including the employer's share of applicable payroll-related Taxes) that would be payable to all eligible employees of the Company assuming that such employees are terminated prior to May 1, 1998 (as shown on Schedule 4.27.1)

                           2.3.2  Closing Balance Sheet and Closing
Statement. As promptly as practicable following the Closing, but in no event later than thirty days following the Closing Date, the Stockholder (a) shall prepare and deliver to Purchaser (i) the Closing Balance Sheet, (ii) a closing statement (the "Closing Statement") showing the Closing Working Capital and the determination of the Excess Amount or the Deficiency Amount, as the case may be, and (iii) a certificate of the Chief Financial Officer of the Stockholder to the effect that, except as noted in Section 2.3.1, the Closing Balance Sheet has been prepared in accordance with GAAP and fairly presents the financial condition of the Company as of the Closing Date and (b) make available to Purchaser all supporting documentation relating to the Closing Balance Sheet and the Closing Statement. Purchaser shall cooperate with the Stockholder in the preparation of the Closing Balance Sheet and the Closing Statement. Without limiting the generality of the foregoing, Purchaser shall provide the Stockholder and its Representatives with reasonable access, during normal business hours, to the facilities, personnel and accounting records of the Company and its Affiliates, to the extent reasonably necessary to permit the Stockholder to prepare the Closing Balance Sheet and the Closing Statement.

                           2.3.3  Review of Closing Balance Sheet and
Closing Statement. During the 15 day period following Purchaser's receipt of the Closing Balance Sheet and the Closing Statement (the "Review Period"), Purchaser and its Representatives shall be afforded the opportunity to review the Closing Balance Sheet and the Closing Statement and the supporting documentation relating thereto. To the extent the Stockholder retains any books, records and other documents of the Business, the Stockholder shall provide reasonable assistance to Purchaser and its Representatives in connection with such review.


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

                           2.3.4  Proposed Adjustment Notice.  If
Purchaser believes that the Closing Balance Sheet was not prepared in accordance with Section 2.3.1, Purchaser shall deliver to the Stockholder, prior to the expiration of the Review Period, a proposed adjustment notice (a "Proposed Adjustment Notice"). If Purchaser does not deliver a Proposed Adjustment Notice to the Stockholder prior to the expiration of the Review Period, the Closing Balance Sheet shall become final, binding and conclusive on both Purchaser and the Stockholder.

                           2.3.5  Dispute Resolution.  If a Proposed
Adjustment Notice is delivered within the period set forth in Section 2.3.3, Purchaser and the Stockholder shall negotiate in good faith for a ten business day period commencing on the date of delivery of the Proposed Adjustment Notice to resolve such dispute. If Purchaser and the Stockholder cannot resolve such dispute within such ten business day period, Purchaser and the Stockholder shall retain a mutually acceptable accounting firm of nationally recognized reputation to act as the arbitrator (the "Arbitrator") of such dispute. Any such arbitration shall be conducted in New York, New York. If the parties are not able to agree to an Arbitrator, then the office of the American Arbitration Association, located in New York City, shall select a firm of independent public accountants of nationally recognized reputation to serve as the Arbitrator. The Arbitrator shall be requested to act promptly to resolve any dispute in accordance with the terms of this Agreement, it being understood that the sole issue for the Arbitrator shall be whether the Closing Balance Sheet was prepared in accordance with Section 2.3.1, and to issue its written decision within thirty days after the appointment of such Arbitrator, which decision shall be final, binding and conclusive on both Purchaser and the Stockholder. Purchaser and the Stockholder shall cooperate with the Arbitrator in connection with this
Section 2.3.5. Without limiting the generality of the foregoing, Purchaser and the Stockholder shall each provide, or cause to be provided to the Arbitrator all information and records, and to make available at the arbitration proceeding all personnel, as are reasonably necessary to permit the Arbitrator to resolve any disputes pursuant to this Section 2.3.5. The expenses of the Arbitrator in resolving any disputes under this Section 2.3.5 shall be borne equally by Purchaser and the Stockholder.


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

                           2.3.6  Payment of Excess Amount or Deficiency
Amount. Within three business days of the Closing Statement becoming final and binding in accordance with Section 2.3.4 or Section 2.3.5, (a) if the Closing Statement contains a Deficiency Amount, then the Stockholder shall pay to an account designated by Purchaser in immediately available funds an amount equal to the Deficiency Amount plus interest for the number of days from and including the thirtieth day following the Closing Date to but excluding the payment date, at a rate equal to 9.5%, compounded on the basis of actual days elapsed over a 365-day year, or (b) if the Closing Statement contains an Excess Amount, then Purchaser shall pay to an account designated by the Stockholder in immediately available funds an amount equal to the Excess Amount plus interest for the number of days from and including the thirtieth day following the Closing Date to but excluding the payment date, at a rate equal to 9.5%, compounded on the basis of actual days elapsed over a 365- day year. The payment of any Excess Amount or Deficiency Amount, including any interest accrued pursuant to this
Section 2.3.6, shall not be subject to any hold-backs, escrows or other reductions or restrictions.

                           2.3.7  Intercompany Balances.  Purchaser and
the Stockholder agree that as of immediately prior to the close of business on the business day immediately preceding the Closing Date, the balance in the "Intercompany Account" on the Company's balance sheet shall be eliminated against shareholders' equity without any payment of cash.

ARTICLE 3.  CLOSING AND PRE-CLOSING MATTERS

                  3.1 The Closing. The closing of the transactions contemplated hereby (the "Closing") shall take place on the date (the "Closing Date") which is four business days following the earlier of the termination or expiration of the required waiting period under the HSR Act with respect to the transactions contemplated by this Agreement or such later time as the parties may mutually agree. The parties hereto agree to use their reasonable best efforts to make all filings with respect to the HSR Act no later than the fifth business day following the execution of this Agreement and to request early termination of the waiting period under the HSR Act. The Closing will be held at the offices of Simpson Thacher & Bartlett, 425 Lexington Avenue, New York, New York 10017 or at such other time or place as the parties hereto shall agree in writing.




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

                  3.2 Stockholder's Deliveries. Subject to the conditions set forth in this Agreement, at the Closing, simultaneously with Purchaser's deliveries hereunder, the Stockholder shall deliver or cause to be delivered to Purchaser the documents, instruments and materials set forth on Exhibit B, all in form and substance provided for therein.

                  3.3 Purchaser's Deliveries. Subject to the conditions set forth in this Agreement, at the Closing, simultaneously with the Stockholder's deliveries hereunder, Purchaser shall pay and deliver, or cause to be paid and delivered, the monies, documents, instruments and materials set forth on Exhibit C, all in form and substance provided for therein.

                  3.4 Procurement of Third-Party Approvals. As soon as practicable following the execution of this Agreement, the parties shall
(a) subject to Section 3.1, make all filings required by Legal Requirements to be made by them in order to consummate the transactions contemplated by this Agreement (including all filings under the HSR Act) and (b) commence discussions with any third Persons from whom releases, consents or other approvals are required in connection with the transactions provided for herein. To the extent practicable, all such discussions shall be conducted in a manner which is coordinated with Purchaser and approved by it.

ARTICLE 4.  REPRESENTATIONS AND WARRANTIES OF THE
STOCKHOLDER

                  The Stockholder hereby represents and warrants to Purchaser as follows:

                  4.1 Title to Shares. (a) The Stockholder is the record and beneficial owner of, and has good and valid title to, the Shares free and clear of any Liens, other than Liens set forth on Schedule 4.1 hereto, and, upon delivery of and payment for the Shares as herein provided, the Stockholder will convey to Purchaser valid and marketable title thereto, free and clear of any Liens. No other Person will, as of the Closing Date, have any rights in, to or under the Shares. The Stockholder holds all of the outstanding Common Shares of the Company.

                  (b) Except as set forth on Schedule 4.1, the Stockholder is not a party to, or bound by, any agreement,



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

instrument, proxy, understanding or commitment restricting the transfer of the Shares.

                  4.2 Authority; Binding Effect. Subject to receipt of any required consents provided for in Section 4.4, and except as shown on Schedule
4.2 hereto, the Stockholder has the full power, right and authority to enter into, execute and deliver this Agreement and the Additional Documents and to carry out its obligations hereunder and thereunder. The execution, delivery and performance by the Stockholder of this Agreement and the Additional Documents, and the performance of the Stockholder's obligations hereunder and thereunder, have been duly and validly authorized by its Board of Directors and no other corporate proceedings on the part of the Stockholder are necessary to authorize such execution, delivery and performance. This Agreement has been, and the Additional Documents will be at Closing, duly executed by the Stockholder and, assuming due and valid authorization, execution and delivery hereof and thereof by Purchaser, are, in the case of this Agreement, and will be as of the Closing, in the case of the Additional Documents, the valid and legally binding obligations of the Stockholder, enforceable against the Stockholder in accordance with their terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws relating to or affecting the rights and remedies of creditors generally and to general principles of equity (regardless of whether considered in a proceeding in equity or at law).

                  4.3 No Violation. Subject to receipt of any required consents specified in Section 4.4 below, the execution, delivery and performance by the Stockholder of this Agreement and the transactions contemplated hereby (including under the Additional Documents), do not and will not conflict with or result in, with or without the giving of notice or lapse of time or both, any violation of or constitute a breach or default, or give rise to any right of acceleration, payment, amendment, cancellation or termination, under (a) the certificate of incorporation or by-laws of the Stockholder or the Company or any resolution adopted by the board of directors of the Company and not rescinded,
(b) any agreement or other instrument to which the Stockholder or the Company is a party or by which the Stockholder or the Company or any of their respective properties or assets is bound, (c) any order, judgment or decree of any Governmental Entity to which any of the same is bound or subject, (d) any Legal Requirement applicable to the Stockholder or the Company or any of their respective properties or assets or (e) except as provided for herein, result in the imposition or creation of any Lien upon or with respect to any of the Company's properties or assets, except in the case of clauses (b), (c), (d) and (e) to the extent that any such conflict, violation, breach, default or right would not, individually or in the aggregate, result in a Material Adverse Effect.

                  4.4 Third Party Approvals. Except for any approvals required in order to comply with the provisions of the HSR Act, and except as reflected on Schedule 4.4 hereto, the execution, delivery and performance by the Stockholder of this Agreement and the transactions contemplated hereby (including under the Additional Documents) do not require any consents, waivers, authorizations or approvals of, or filings with, any third Persons which have not been obtained by the Stockholder.

                  4.5 Suppliers. Since December 10, 1996, (a) no licensor, vendor or supplier of the Company accounting for more than $200,000 of sales to or by the Company in the 12 month period immediately preceding the date of this Agreement has cancelled or otherwise modified its relationship with the Company and (b) (i) to the best knowledge of the Stockholder, no such Person has any intention to do so and (ii) the consummation of the transactions contemplated by this Agreement will not, by the terms of any agreement or arrangement with any such licensor, vendor or supplier accounting for more than $200,000 of sales to or by the Company in the 12 month period immediately preceding the date of this Agreement, give any such Person the right to cancel or otherwise modify any such relationship.

                  4.6 Propriety of Past Payments. Except as would not, individually or in the aggregate, have a Material Adverse Effect, (a) no unrecorded fund or asset of the Company has been established for any purpose;
(b) no accumulation or use of the Company's corporate funds has been made without being properly accounted for in the books and records of the Company;
(c) no payment has been made by or on behalf of the Company with the understanding that any part of such payment is to be used for any purpose other than that described in the documents supporting such payment; and (d) since December 10, 1996, neither the Company nor, to the best knowledge of the Stockholder, any director, officer, employee or agent of the Company or any other Person associated with or acting for or on behalf of the Company, has directly or indirectly made any illegal contribution, bribe, rebate, payoff, influence payment, kickback or other payment to any Person, private or public, regardless of form, whether in money, property or services (i) to obtain favorable treatment for the Company in securing business, (ii) to pay for favorable treatment for business secured for the Company, (iii) to obtain special concessions or for special concessions already obtained, for or in respect of the Company or any Affiliate of the Company, or (iv) for the Company in violation of any Legal Requirement.

                  4.7 Corporate Organization and Authority of Company. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Tennessee, and has all requisite power and corporate authority to own, lease and operate its properties and assets and to conduct the Business as now being conducted. The Stockholder has heretofore delivered to the Purchaser or its representatives a complete and correct copy of the certificate of incorporation and by-laws of the Company, as currently in effect.

                  4.8 Affiliates. The Company does not own, directly or indirectly, any investment (whether debt or equity) or other proprietary interest in any corporation, association, trust, partnership, joint venture or other entity, other than marketable securities acquired in the Ordinary Course of Business pursuant to Section 6.4.17, and has no agreement to acquire any such investment or proprietary interest.

                  4.9 Capitalization. The authorized capital stock of the Company consists solely of (a) 10,000 shares, no par value, of the Common Shares, of which 1,333.33 shares are issued, outstanding and owned of record and beneficially by the Stockholder; (b) 5,000 shares of Series A Preferred Stock, of which no shares are issued and outstanding; and (c) 15,000 shares of Series B Preferred Stock, of which no shares are issued and outstanding. Except as stated herein, no other shares of capital stock have been issued and remain outstanding, and no other class of capital stock is authorized or outstanding. All of the issued and outstanding shares of Capital Stock have been duly authorized and validly issued and are fully paid and non-assessable.

                  4.10 Options and Other Rights. There are no outstanding options, warrants, agreements, calls, conversion rights, exchange rights, preemptive rights or other rights to subscribe for, purchase or otherwise acquire, or any other agreements or commitments of any character relating to the sale, issuance or voting of, any shares of capital stock of the Company, whether issued or unissued, or any securities convertible into or evidencing the right to purchase any shares of capital stock of the Company.

                  4.11 Qualification. The Company is qualified as a foreign corporation and is in good standing under the laws of the State of Mississippi. The only states in which the Company maintains offices or retail facilities are Tennessee and Mississippi, and there exist no other jurisdictions in which a failure to qualify to do business would, individually or in the aggregate, result in a Material Adverse Effect.

                  4.12 Financial Statements. Included in Schedule 4.12 are (a) the balance sheets of the Company as of the last day of the two fiscal years of the Company ended March 25, 1995 and March 30, 1996, and as of February 1, 1997, together with the related statements of income for the fiscal years then ended and, in the case of the fiscal years ended March 25, 1995 and March 30, 1996 (collectively, the "Audited Years"), statements of cash flows for such periods and the notes to the financial statements for such years (together, the "Annual Financial Statements") together with, in the case of the Audited Years, the report thereon of KPMG Peat Marwick, independent certified public accountants, and (b) the balance sheet of the Company (the "Interim Balance Sheet") as of November 1, 1997 (the "Balance Sheet Date"), together with the related statement of income for the nine months then ended and the balance sheets for the Company as of November 29, 1997 and December 27, 1997 (together, the "Interim Financial Statements" and, together with the Annual Financial Statements, the "Financial Statements"). The Financial Statements (i) have been prepared in accordance with GAAP consistently applied, except for the absence of notes to the Annual Financial Statement for the fiscal year ended January 31, 1997 and to the Interim Financial Statements, (ii) present fairly the financial position, results of operations and, as applicable, cash flows of the Company as of such dates and for the periods then ended, and (iii) are in accordance with the books of account and records of the Company, subject, in the case of the Interim Financial Statements in the case of clauses (i) and (ii), to normal year-end audit adjustments, the effect of which will not, individually or in the aggregate, have a Material Adverse Effect. No financial statements of any Person other than the Company are required by GAAP to be included in the financial statements of the Company.

                           4.12.1  Financial Statements.  Included in
Schedule 4.12 are the balance sheet of the Stockholder as at February 1, 1997, January 27, 1996 and July 1, 1995, and the related statements of income and cash flows for the fiscal year, 30-week period and fiscal year then ended, including in each case the notes thereto, together with the report thereon of Deloitte & Touche LLP, independent certified accountants, for February 1, 1997 and January 26, 1996 and Arthur Andersen LLP, independent certified accountants, for July 1, 1995 (the "Stockholder Financial Statements"). The Stockholder Financial Statements have been prepared in accordance with GAAP consistently applied, and present fairly the financial position, results of operations and cash flows of the Stockholder as of such dates and for the periods then ended.

                  4.13 Absence of Undisclosed Liabilities. The Company has no indebtedness, obligation or liability, of any kind whatsoever, absolute or contingent, known or unknown, due or to become due, accrued or not (together, the "Liabilities"), which is not shown or provided for in Schedule 4.13, except for (a) Liabilities to the extent and in the amounts set forth or reserved against in the Financial Statements, (b) Liabilities incurred since the Balance Sheet Date in the Ordinary Course of Business and which are not prohibited by the provisions of Section 6.4 of this Agreement, (c) Liabilities on warranties, express or implied, associated with the sale of goods from inventory in the Ordinary Course of Business, and (d) Liabilities for the payment or performance of executory obligations required by the terms of, or arising under, Contracts and (e) Liabilities which would not, individually or in the aggregate, have a Material Adverse Effect. Except as shown in the Financial Statements or in
Schedule 4.13, the Company is not directly or indirectly liable upon or with respect to, or obligated in any other way to provide funds in respect of, to guarantee or to assume, any debt, obligation or dividend of any Person, except endorsements in the Ordinary Course of Business in connection with the deposit of checks and other items for collection. The Company has not incurred, nor will it incur, any Liability in connection with or by reason of the consummation of the transactions contemplated by, and except as provided for in, this Agreement or the Additional Documents.

                  4.14 Absence of Material Adverse Changes. Except as disclosed in Schedule 4.14 since the Balance Sheet Date, there has not been,
(a) individually or in the aggregate, any material adverse change in the financial condition, net worth, assets, liabilities, prospects or operations of the Company ("Material Adverse Change"), other than seasonal changes, changes relating to the economy in general or changes relating to the industry in which the Business operates in general, it being understood that neither any change in the financial condition, net worth, assets, liabilities, prospects or operations of the Stockholder generally nor any change effected in order to satisfy the condition to closing set forth in the parenthetical contained in Section 9.1.5 shall be a Material Adverse Change, or (b) any event or events, individually or in the aggregate, which would violate Section 6.4 had any such event or events occurred after the date hereof.

                  4.15  Compliance with Laws.

                           4.15.1  General.  Except as set forth in
Schedule 4.15, the Company is not in violation of, and the Business is being conducted in accordance with, all Legal Requirements applicable thereto, including with respect to employment, equal employment opportunity, non-discrimination, immigration, wages, hours, benefits, collective bargaining, the payment of social security and similar taxes, occupational safety and health and plant closing, the violation of which, individually or in the aggregate, would or does have a Material Adverse Effect, and the Company has no knowledge of, nor has received notice of, any failure to comply with any such Legal Requirements which has not been properly addressed and disposed of, which failure would have a Material Adverse Effect. The Company is not in default with respect to any order, judgment, award, injunction or decree of any court, except to the extent that any such default would not, individually or in the aggregate, have a Material Adverse Effect.

                           4.15.2  Environmental Laws.  Other than as
disclosed in Schedule 4.15.2 and other than exceptions to any of the following that would not, individually or in the aggregate, have a Material Adverse
Effect: (a) the Company has not, nor has any other Person, generated, released into the environment, used, stored, transported, disposed of or otherwise dealt with any Hazardous Substances on or about or from any Real Property in any manner which creates or reasonably could be expected to create liability for remedial action by the Company under any Environmental Law; (b) to the best of the Stockholder's knowledge, there exist no sites included as part of the Real Property on which any Person dumped, buried, injected, accidentally discharged or otherwise disposed of Hazardous Substances; (c) the Company has received no notice and has no knowledge that any of the Real Property or operations on or relating thereto is included or has been considered for inclusion in any federal, state or local list or registry of properties contaminated by Hazardous Substances; (d) there are no existing notices of violation, administrative actions or lawsuits against the Company arising under any Environmental Law; and (e) the Company and all the Real Property and operations thereon operated by the Company or, to the best knowledge of the Stockholder, operated by third parties, are in compliance with all Environmental Laws. Except as set forth in Schedule 4.15.2, (x) no underground or above-ground containers for the storage of fuel oil, gasoline or other petroleum products or by-products or other Hazardous Substances, which container has been operated by the Company or, to the best of the Stockholder's knowledge, owned by the Company or owned or operated by any third party are or have been located on, in or under the Real Property, or (y) to the best of the Stockholder's knowledge, no asbestos or asbestos containing materials requiring immediate or imminent removal or abatement under any Environmental Law are located on, in or under the Real Property. The Stockholder has provided to Purchaser copies of all reports, assessments, investigations and test data or results relating to the environmental condition of the Real Property and the operations thereon that are in the possession of the Stockholder, the Company or, to the best of the Stockholder's knowledge, their Representatives.

                           4.15.3  Notices.  Schedule 4.15.3 describes
all governmental or regulatory authorities or other Persons or entities that have contacted the Company concerning any unresolved alleged material liability or material violation of any Legal Requirements. The Company has provided Purchaser with copies of all material notices, correspondence, agreements and other documents relating to matters listed on Schedule 4.15.3.

                  4.16  Taxes.  Except as disclosed in Schedule 4.16:

                           4.16.1  All Tax Returns required to have been
filed by the Company with Governmental Entities have been duly and timely filed except where the failure to file Tax Returns would not, individually or in the aggregate, have a Material Adverse Effect, and each such return correctly reflects in all material respects the Taxes required to be reported thereon. The Company has timely paid all material Taxes shown to be due and payable on said returns, incurred and accrued prior to the date hereof, or has adequately recorded a liability for such material Taxes on its Financial Statements.

                           4.16.2  Schedule 4.16.2 lists all income Tax
Returns with respect to the Company for all Tax periods that have been audited and indicates those income Tax Returns that as of the date of this Agreement are the subject of an audit. No waiver extending the statute of limitations for any income Tax Return has been executed by the Stockholders or the Company. As of the date of this Agreement, other than as set forth in Schedule 4.16.2, (a) the income Tax Returns of the Company have not been audited; (b) no agreements, waivers or other arrangements exist providing for an extension of time with respect to payment by, or assessment against, the Company in respect of any income Taxes; (c) no unresolved suits, actions, claims or proceedings are pending or have been threatened in writing against the Company in respect of any income Taxes; and (d) the Company does not file any income Tax Returns in any other jurisdiction.

                           4.16.3  As of the date of this Agreement, no
closing agreement pursuant to section 7121 of the Code (or any predecessor provision) or any similar provision of any state or local law has been entered into by or with respect to the Company.

                           4.16.4  No consent to the application of
Section 341(f)(2) of the Code (or any predecessor provision) has been made or filed by or with respect to the Company or any of its assets or properties. None of the assets or properties of the Company is an asset or property that is or will be required to be treated as being owned by any other Person pursuant to the provisions of section 168(f)(8) of the Internal Revenue Code of 1954, as amended and in effect immediately before the enactment of the Tax Reform Act of 1986.

                           4.16.5  The Company has duly and timely
withheld from employee salaries, wages and other compensation and timely paid over to the appropriate Governmental Entities all amounts required to be so withheld and paid over for all periods for which the statute of limitations has not expired under all applicable laws and regulations except to the extent that any violation of such laws and regulations would not, individually or in the aggregate, have a Material Adverse Effect.

                           4.16.6  Without limiting the foregoing
representations in any way, the Company has collected all sales and use Taxes required to be collected, and has remitted, or will remit on a timely basis, such amounts to the appropriate Governmental Entities, except where the Company has been furnished properly completed exemption certificates or where the failure to collect or remit such Taxes would not, individually or in the aggregate, have a Material Adverse Effect. The Company (a) has in its possession all records and supporting documents required by all applicable sales and use Tax statutes and regulations regarding the collection and payment of all sales and use Taxes required to be collected and paid over and regarding all exempt transactions for all periods open under the applicable statute of limitations as of the Closing Date, and (b) has maintained all such records and supporting documents in the manner required by all applicable sales and use Tax statutes and regulations.

                           4.16.7  No power of attorney which is currently in
force has been granted by or with respect to the Company with respect to any matter relating to material Taxes.

                           4.16.8  The Company has not received a
private letter ruling from the IRS (or similar ruling from any state or local Governmental Entity) with respect to Taxes that would have an adverse effect on the Company.

                           4.16.9  The Company is not required to
include in income any adjustment pursuant to Section 481(a) of the Code, by reason of the voluntary change in accounting method (nor has any taxing authority proposed in writing any such adjustment or change of accounting method).

                           4.16.10  Except as set forth on Schedule
4.25, the Company is not a party to, is bound by, or has an obligation under, any Tax sharing agreement, Tax indemnificatiOn agreement or similar contract or arrangement.

                           4.16.11  The net operating losses of the
Company will not have been reduced in any taxable year of the Company between December 10, 1996 and the Closing Date, by more than the annual limitation as calculated pursuant to Section 382 of the Code which shall not exceed $4 million in any taxable year. Such amount shall be increased for the carry-forward of any unused limitation pursuant to Section 382(b)(2) of the Code.

                  4.17 Title to Assets. The Company has good and marketable title to all of its assets, in each case free and clear of all Liens except for Permitted Liens. The Stockholder does not have any right, title or interest in, or claims to, any asset used by the Company in connection with the Business. As used herein, the term "Permitted Liens" means: (A) as to all Real Property, liens for real estate Taxes not yet due and payable; (B) minor imperfections in title and Liens, if any, which (i) do not materially detract from the value of the assets subject thereto, (ii) do not materially interfere with either the present or continued use of such assets, or the conduct of Business as presently conducted, and (iii) have arisen only in the Ordinary Course of Business; and
(C) any Liens described on Schedule 4.17.

                  4.18  Real Property.

                           4.18.1  The only real properties at which the
Company operates the Business or which are otherwise leased or used by the Company are set forth in Schedule 4.18 (the "Real Property"). Except as set forth in said Schedule, the Company is not a party to or otherwise subject to any real property lease affecting the Business or any of the Company's assets, copies of all of such leases therein scheduled having been provided or made available to Purchaser. With respect to all Real Property listed in Schedule 4.18, the Company has good and marketable title in fee simple to all such Real Property listed as owned ("Fee Property") and has good and valid leasehold interests in all such Real Property listed as leased ("Leased Property"), in each case free and clear of all Liens, charges or similar restrictions of any nature whatsoever except for Permitted

Liens. As of the date of this Agreement, there are no condemnation proceedings or eminent domain proceedings of any kind pending or, to the best knowledge of the Stockholder, threatened against the Real Property. All of the Real Property is occupied under a valid and current certificate of occupancy or similar permit; the transactions contemplated by this Agreement will not require the issuance of any new or amended certificate of occupancy; and there are no facts which would prevent the Real Property from being occupied after the Closing in the same manner as before the Closing.

                           4.18.2  To the best of the Stockholder's
knowledge, except for any Permitted Liens, all improvements on any Real Property are wholly within the lot limits of such Real Property and do not encroach on any adjoining premises and there are no encroachments on any Real Property by any improvements located on any adjoining premises. There have not been by the Company or the Stockholder any improvements made to or construction undertaken on any Real Property within the period provided by law for the filing of mechanic's liens.

                           4.18.3  The Company has heretofore furnished
to the Purchaser a true and complete copy of each lease and all amendments thereto pertaining to any Leased Property (each, a "Real Property Lease"). Except as described on Schedule 4.18, the Company enjoys peaceful and quiet possession of each Leased Property, and there is not under any lease of any of the Leased Property any default by the Company thereunder or any condition which with notice or the passage of time or both would constitute such a default, and the Company has not received notice asserting the existence of any such default or condition, except for any such default or condition which would not, individually or in the aggregate, have a Material Adverse Effect. The Stockholder has no knowledge of any default under any Real Property Lease by the landlord thereunder. Each Real Property Lease is a valid and binding obligation of the Company and is in full force and effect with respect to the Company. Except as disclosed in Schedule 4.18, the rental set forth in each Real Property Lease is the actual rental being paid, and there are no separate agreements or understandings with respect to the same. The Company has the full right to exercise the renewal options contained in the Real Property Leases on the terms and conditions contained therein and has no reason to believe that upon due exercise it would not be entitled to enjoy the use of each Leased Property for the full term of such renewal options.

                           4.18.4  Except as disclosed on Schedule 4.18
or except as would not, individually or in the aggregate, have a Material Adverse Effect, the buildings, plants and structures included in the Real Property (collectively, the "Structures") are structurally sound, are in good operating condition and repair, ordinary wear and tear excepted and considering the age of the asset in question, and are suitable for the uses for which they were intended. The Structures are sufficient for the continued conduct of the Business after the Closing in substantially the same manner as conducted prior to the Closing.

                  4.19 Tangible Personal Property. Except as would not, individually or in the aggregate, have a Material Adverse Effect, or as disclosed in Schedule 4.19, all tangible personal property of the Company is in good operating condition and repair, ordinary wear and tear excepted, and, considering the age of the asset in question, is suitable for the uses for which intended; and, other than property on-order or subject to the Personal Property Leases (as provided for in Section 4.20 below), the Company does not hold any machinery, equipment, inventory, motor vehicles, furniture, fixtures, leasehold improvements or other tangible personal property which is owned by any other Person and used by the Company in the conduct of the Business. Except as shown on said Schedule 4.19, all tangible personal property of the Company is physically located on the Real Property. The personal property owned or leased by the Company is sufficient for the continued conduct of the Business after the Closing in substantially the same manner as conducted prior to the Closing.

                  4.20 Personal Property Leases. Set forth at Schedule 4.20 is a true and correct list of all Personal Property Leases, other than those constituting an Ordinary Course of Business Contract, to which the Company is a party or by which any of its personal property is bound. True and complete copies of all Personal Property Leases set forth on Schedule 4.20 have heretofore been provided or made available to the Purchaser. The Company is not in default with respect to any Personal Property Lease, and no event has occurred which constitutes, or with due notice or lapse of time or both may constitute, a default by the Company under any such Personal Property Lease.

                  4.21 Inventory. All items of inventory, whether or not reflected on the Interim Balance Sheet, are generally of a quality useable and saleable in the Ordinary Course of Business except for obsolete items and items of below- standard quality, all of which have been written off or written down to net realizable value in the Interim Balance Sheet and on the accounting records of the Company as of the Closing Date. All inventories not written off have been priced at the lower of cost or market on a first-in, first-out basis. The quantities of inventory generally (whether raw materials, work-in-process or finished goods) are reasonable in the present circumstances of the Company. All items of inventory acquired or manufactured by the Company and in existence on the Closing Date have been or will be acquired or manufactured in the Ordinary Course of Business. All items of inventory of the Company in existence on the Closing Date will be located at the Real Property. The Company has sufficient inventory to conduct its business in the Ordinary Course of Business and without any material disruption to the Business.

                  4.22 Intellectual Property. Except as shown in Schedule 4.22 or as would not, individually or in the aggregate, have a Material Adverse Effect, (a) there are no Contracts entered into or binding upon the Company restricting or affecting the Company's ownership, possession or use of any of the intellectual property, including, without limitation, patents, patent applications, unpatented inventions, copyrights, copyright applications, service marks, trademarks, names and logos (including, without limitation, the name "Seessel's"), whether or not registered, used in connection with the Business (collectively, "Intellectual Property"); (b) no license, rights or interest has been granted to third Persons with respect thereto; (c) each item of Intellectual Property is owned by the Company and is not subject to any Liens other than permitted Liens; (d) to the best knowledge of the Stockholder, each item of Intellectual Property is not as of the date of this Agreement being challenged or infringed, impaired, diluted or distorted by third parties, is not as of the date of this Agreement involved in any pending or threatened administrative or judicial proceeding, and the Company's ownership, possession or use thereof does not conflict with any rights of any other Person; (e) the Company is not conducting the Business in a manner which violates any of the terms or conditions under which any Intellectual Property was acquired, obtained or granted; (f) the Company is not in default or in violation of any

Contract with respect to any of the Intellectual Property or the terms or conditions by which such Intellectual Property was acquired or obtained; (g) no event has occurred which constitutes, or with due notice or lapse of time or both may constitute, a default by the Company under, or a violation of, any Contract relating to any Intellectual Property; (h) none of the products or operations employed by the Company in the conduct of the Business involves any infringement of any proprietary right of any other person or entity; and (i) the "Seessel's" trademark is duly filed or registered with the appropriate authorities.

                  4.23 Licenses. The Company possesses all permits, licenses, concessions, grants, filings, authorizations and approvals ("Licenses") required by any Governmental Entity in order to conduct the Business in the Ordinary Course of Business. As of the date of this Agreement, there are no proceedings pending or, to the best of the Stockholder's knowledge, threatened, or any notices received, which might reasonably be expected to result in the revocation, cancellation, suspension or adverse modification of any such License.

                  4.24 Litigation. Except as set forth in Schedule 4.24, there are no claims, actions, suits, proceedings or investigations of any nature pending as to which notice has been received by the Company or the Stockholder or, to the best knowledge of the Stockholder, threatened before any court, governmental or regulatory authority or any arbitrator brought by or against the Company involving, affecting or relating to any of the Company's assets, the Business, or the transactions contemplated by this Agreement or the Additional Documents that are reasonably likely to have a Material Adverse Effect. Neither the Business nor any of the Company's assets is subject to any order, writ, judgment, award, injunction or decree of any court or governmental or regulatory authority or arbitrator which affects, or which might reasonably be expected to affect in any material respect, the Business, the Company or any of its assets, or which interferes in any material respect with the transactions contemplated by this Agreement or the Additional Documents. There are no material citations, fines or penalties heretofore asserted against the Company that remain unpaid or that otherwise bind any assets of the Company.

                  4.25 Contracts. Except for (a) individual orders for the purchase of raw materials or supplies used in the manufacture of finished products which do not exceed $200,000, (b) individual orders for the purchase of inventories in the Ordinary Course of Business not in excess of $200,000, (c) routine maintenance and service contracts, (d) office equipment rental agreements, (e) standardized agreements governing the use by the Company of computer software licensed by it, in each case entered into in the Ordinary Course of Business, (f) agreements providing for the loan to the Company by vendors of display racks and similar equipment, (g) arrangements relating to consignments, sales on approval and sales subject to return with respect to greeting cards and similar items of merchandise which, in the aggregate, are not material to the Business and (h) agreements terminable by the Company upon not more than 30 days' notice without penalty which were entered into in the Ordinary Course of Business (the "Ordinary Course of Business Contracts"), set forth in Schedule 4.25 is a list (a true and correct copy of each of which have been provided to Purchaser) of all the following agreements entered into by, or binding upon, the Company or its assets as of the date of this Agreement (together, the "Material Contracts"): (i) all contracts for the purchase, sale, licensing, leasing, use or transfer of property which require aggregate payments in excess of $200,000; (ii) all contracts, agreements or arrangements with the Stockholder or any Affiliate thereof; (iii) all letters of credit, warranties, guarantees, indemnificatiOn and surety agreements, to which the Company is a party or has any rights or obligations; (iv) all notes, agreements and instruments relating to indebtedness for borrowed money; (v) any agreement, contract or commitment containing any covenant limiting the ability of the Company to engage in any line of business undertaken by the Company, to compete with any business or Person or to expand the nature or geographic scope of the Business; (vi) any agreement, contract or commitment relating to capital expenditures with respect to the Company and involving future payments which, together with future payments under all other agreements, contracts or commitments relating to the same capital project, exceed $85,000; (vii) any agreement, contract or commitment relating to the acquisition of assets or capital stock of any business enterprise; (viii) any contract, commitment or agreement which requires payments in excess of $200,000, to the extent such contract, commitment or agreement is not terminable within 30 days without payment of premium or penalty; (ix) any agreement, contract or commitment that constitutes an employment agreement, consulting agreement or personal service contract not terminable on less than 60 days' notice without penalty; (x) any agreement, contract or commitment that representS a contract upon which the Company is substantially dependent or that is otherwise material to the Business; (xi) any commitment or obligation that is not terminable by the Company on less than 60 days' notice without penalty to continue to utilize the services of, or otherwise to do business with, any vendor, supplier or licensor of the Company which required aggregate payments within the 12 months preceding the date of this Agreement in excess of $200,000 or which is reasonably likely to require payments in the 12 months following the date of this Agreement in excess of $200,000; and (xii) all other material contracts, agreements, arrangements, commitments or instruments, oral or written, to which the Company is a party or subject (other than contracts and agreements listed in other Schedules to this Agreement). References herein to "Contracts" means and includes the Material Contracts and the Ordinary Course of Business Contracts.

                           4.25.1  All of the Material Contracts are
valid and binding obligations of the Company and, assuming due and valid authorization, execution and delivery thereof by the other party thereto, are enforceable by the Company in accordance with all material terms thereof, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws relating to or affecting the rights and remedies of creditors generally and to general principles of equity (regardless of whether considered in a proceeding in equity or at law).

                           4.25.2  The Company has performed all
obligations required to be performed by it under all such Material Contracts the nonperformance of which may reasonably be expected to, or does, individually or in the aggregate, result in a Material Adverse Effect.

                           4.25.3  To the knowledge of the Stockholder,
the parties to the Material Contracts other than the Company are not in default under any of such Material Contracts, nor does any condition exist which, with notice or lapse of time or both, would constitute a default by any other party thereunder.

                           4.25.4  Except as set forth on Schedule
4.25.4, the execution, delivery and performance of this Agreement, and the consummation of the transactions contemplated hereby, do not require the consent, waiver, authorization or approval of, or notice to any third party to any of the Material Contracts.

                           4.25.5  To the knowledge of the Stockholder,
no party to any Material Contract has any intention to terminate such Material Contract, or to refuse to renew the same, or to grant a renewal thereof on terms more onerous to the Company than presently in effect.

                  4.26 Governmental Consents. Except as required by the HSR Act, and except as set forth on Schedule 4.4 or 4.26, the execution, delivery and performance by the Stockholder of this Agreement and the Additional Documents, and the consummation of the transactions contemplated hereby and thereby, do not require the consent, waiver, authorization or approval of, notice to, or application, qualification, registration or filing with, any Governmental Entity, except for such of the foregoing the failure of which to have received would not have a Material Adverse Effect.

                  4.27  Employee Plans and Contracts.

                           4.27.1  Identification.  Set forth in
Schedule 4.27.1 is a true and complete list of all Employee Plans. Except as set forth on Schedule 4.27.1, all Employee Plans (including any amendments thereto) were created or entered into on or prior to the Balance Sheet Date. During the 5-year period prior to the date of this Agreement, neither the Company, the Stockholder nor any other Person under common control (within the meaning of Subsections 414(b), (c), (m) or (o) of the Code) with the Company (excluding any Person who was under such common control with the Company prior to December 10,
1996) (each a "Commonly Controlled Entity") has, at any time sponsored, maintained, contributed to or had any obligation to contribute to any Employee Plan subject to Title IV of ERISA except as set forth in Schedule 4.27.1. A true and complete copy of each Employee Plan has been provided to Purchaser. Schedules 4.27.1 and 4.27.6 set forth all monetary arrangements relating to severance under any Employee Plan requiring the payment of more than $1,000 to any single individual.

                           4.27.2  Multiemployer Plans.  None of the
Employee Plans is a multiemployer plan as defined in Section 3(37) or Section 4001(a)(3) of ERISA, or Section 414(f) of the Code, and none of the Company, the Stockholder, or any Commonly Controlled Entity has at any time made or accrued an obligation to make any contribution to a multiemployer plan. Neither the Company nor any Persons under common control (within the meaning of subsections 414(b), (c), (m) or (o) of the Code) with the Company has incurred or could reasonably be expected to incur any withdrawal liability (either as a contributing employer or as part of a controlled group which includes a contributing employer) to any multiemployer plan in connection with a complete or partial withdrawal from such plan occurring on or before Closing, which would, individually or in the aggregate, have a Material Adverse Effect.

                           4.27.3  Information Provided to Purchaser.
With respect to each of the Employee Plans, the Company has delivered to the Purchaser a copy of the annual reports; actuarial reports and studies; IRS Forms 5500 or 5500-C (including all Schedules thereto); summary plan descriptions (and all material modifications thereto); financial statements (including trust or other funding statements); all communications from the IRS, the Department of Labor or the Pension Benefit Guaranty Corporation; and a copy of the most recent IRS determination letter, if any, issued with respect to any Employee plan intended to be a Qualified Plan. The Stockholder has delivered to Purchaser insurance premium statements and reports for the most recent plan year and any periods thereafter to the extent such statements and reports have been prepared and delivered or made available to the Stockholder.

                           4.27.4  Code and ERISA.  Each of the Employee
Plans has been established, administered and operated, in all material respects, in compliance with the requirements provided by any and all applicable Legal Requirements including ERISA and the Code. Except as set forth in Schedule 4.24, there are no actions, suits or claims pending other than routine claims for benefits with respect to the Employee Plans or their operation, administration or maintenance that are reasonably likely to have, individually or in the aggregate, a Material Adverse Effect. Each Employee Plan intended to qualify under Section 401(a) of the Code ("Qualified Plan") and each related trust or other funding arrangement has timely applied for and received a favorable determination letter, copies of which have been provided to Purchaser, and no determination letter with respect thereto has been revoked and no event has occurred which, to the knowledge of the Stockholder, would be reasonably expected to adversely affect its qualification or materially increase its cost.

                           4.27.5  Liabilities.  Except to the extent
that it would not, individually or in the aggregate, have a Material Adverse Effect, neither the Company, the Stockholder nor any Commonly Controlled Entity has incurred or reasonably expects to incur any liability to the Pension Benefit Guaranty Corporation, IRS, or any participants in the Employee Plans with respect to any such Employee Plans, other than (a) routine claims for benefits,
(b) the timely payment of contributions, premiums or reasonable expenses in the Ordinary Course of Business pursuant to Title IV of ERISA or (c) the acceleration and accrual of deferred compensation obligations by reason of the transactions provided for herein.

                           4.27.6  Change in Control Payments.  Except
as set forth on Schedule 4.27.6, no Employee Plan exists pursuant to which the Company, as a result of or otherwise in connection with the transactions contemplated by this Agreement (and whether or not contingent upon any subsequent event, such as the termination of an employee's employment), may be or may become obligated to (a) pay any Company employee any money or other property or (b) vest, accelerate, enhance or provide any other rights or benefits to any Company employee, whether or not such payment would constitute a parachute payment within the meaning of Code section 280G.

                           4.27.7  Insurance Premiums and Contributions.
All insurance premiums, contributions and any other payments that are required to be paid prior to the Closing Date with respect to Employee Plans have been or will be paid prior thereto, except where the failure to make any such payments would not, individually or in the aggregate, have a Material Adverse Effect.

                  4.28  Labor and Employee Matters.

                           4.28.1  Labor Agreements.  The Company is not
a party to any collective bargaining agreement or any other agreement with any labor organization applicable to employees of or Persons providing services to the Company. Except as set forth in Schedule 4.28.1, (i) no proceeding is pending or, to the best knowledge of the Stockholder, threatened against or affecting the Company relating to the alleged violation of any Legal Requirement pertaining to labor relations or employment matters, including any charge or complaint filed by an employee or union with the National Labor Relations Board, the Equal Employment Opportunity

Commission, or any comparable Governmental Entity; (ii) no activity or proceeding of any labor organization (or representative thereof) to organize any unorganized employees of or Persons providing services to the Company is in progress or, to the best knowledge of the Stockholder, has been threatened; and
(iii) no strike, slowdown, work stoppage, sickout, lockout or other collective labor action by or with respect to any employees of or Persons providing services to the Company is in progress or, to the best knowledge of the Stockholder, has been threatened, except in the case of clauses (i) and (iii) for such proceeding or activity which would not, individually or in the aggregate, have a Material Adverse Effect. Schedule 4.28.1 sets forth, as of the date of this Agreement, all unresolved labor controversies (including unresolved grievances and age or other discrimination claims), if any, between the Company and Persons employed by the Company, which would, individually or in the aggregate, if adversely determined, have a Material Adverse Effect.

                           4.28.2  Workers' Compensation.
Schedule 4.28.2 sets forth all pending and, to the best knowledge of the Stockholder, all threatened claims against the Company by employees or former employees (including dependents and spouses) under any workers' compensation or similar laws, regulations, requirements or programs as of the date of this Agreement.

                  4.29 Insurance. Set forth in Schedule 4.29 is (i) a true and complete list and description, together with a true and correct copy, of all insurance policies, other insurance arrangements and other contracts or arrangements for the transfer or sharing of insurance risk by the Company in force on the date hereof with respect to the Business or the Company's assets, together with a statement of the aggregate amount of claims paid out, and claims pending, under each such insurance policy or other arrangement through the date hereof and (ii) a description of those risks which the Company, its board of directors or officers have designated as being self-insured. The Company, or the Stockholder for the benefit of the Company for periods prior to the Closing, has policies of insurance of the type and in amounts customarily carried by Persons conducting businesses or owning assets similar to those of the Company. Such policies include at least the coverage which is a Legal Requirement. All such policies are in full force and effect, all premiums due thereon have been paid by the Company or the Stockholder and the Company has complied in all material respects with the provisions of such policies. Except as set forth in Schedule 4.29, the Company has not received any notice of cancellation or non-renewal of any such policy, nor, to best of the Stockholder's knowledge, is the termination of any such policies threatened, nor to the best of the Stockholder's knowledge, does there exist any claim pending under any of such policies as to which coverage has been questioned, denied or disputed by the underwriters of such policies, other than such notices or claims as would not, individually or in the aggregate, have a Material Adverse Effect, nor has the Company received any notice from any of its insurance carriers that any insurance premiums will be increased in the future or that any insurance coverage presently provided for will not be available to the Company in the future on substantially the same terms as now in effect. Except as set forth in
Schedule 4.29, no insurance policy or arrangement provides for any retrospective premium adjustment, experienced-based liability or loss sharing arrangement affecting the Company. Set forth on Schedule 4.29 is a true and complete list of all outstanding claims for medical expenses in excess of $50,000 for any employee.

                  4.30 Receivables. All accounts receivable of the Company that are reflected on the Interim Balance Sheet and the accounting records of the Company as of the Closing Date (collectively, the "Accounts Receivable") represent or will represent valid obligations arising from sales actually made or services actually performed in the Ordinary Course of Business. Unless paid prior to the Closing Date, the Accounts Receivable will be as of the Closing Date current and collectible net of the respective reserves shown on the Interim Balance Sheet or on the accounting records of the Company as of the Closing Date (which reserves as of the Closing Date will not represent a greater percentage of the Accounts Receivable as of the Closing Date than the reserve reflected in the Interim Balance Sheet represented of the Accounts Receivable reflected therein). There is no contest, claim, or right of set-off, other than returns and other rights arising in the Ordinary Course of Business, under any Contract with any obligor of such Accounts Receivable.

                  4.31 Transactions with Affiliates. Except as set forth in
Schedule 4.31, from December 10, 1996 through the date of this Agreement, there has been no transaction, agreement, arrangement or understanding, or any related series thereof, between the Company, on the one hand, and the Company's Affiliates or the Stockholder's Affiliates, on the other hand, in which the amount or value involved exceeds $60,000.

                  4.32 Books and Records. The books of account, minute books, stock record books and other records of the Company, all of which have been made available to Purchaser, are complete and correct in all material respects and, since December 10, 1996, have been maintained in accordance with sound business practices and the requirements of Section 13(b)(2) of the Securities Exchange Act of 1934, as amended, including the maintenance of an adequate system of internal controls. The minute books of the Company contain accurate and complete records in all material respects of all meetings held of, and corporate action taken by, the stockholders, the Board of Directors, and committees of the Board of Directors of the Company since December 10, 1996, and no meeting of any such stockholders, Board of Directors or committee has been held for which minutes have not been prepared and not contained in such minute books or for which summaries thereof have been made available to Purchaser. At the Closing, all of such books and records will be in the possession of the Company.

                  4.33 Product Liability. Except as set forth in Schedule 4.24, there is no action, suit, inquiry, proceeding or investigation by or before any Governmental Entity pending, or to the best knowledge of the Stockholder, threatened against or involving the Company relating to any product alleged to have been produced or sold by the Company and alleged to have been defective, or improperly designed or manufactured, nor do any of the Senior Officers have actual knowledge of any basis for any such action, proceeding or investigation.

                  4.34 No Other Representations or Warranties. Except for the representations and warranties contained in this Agreement, neither the Stockholder nor any other Person makes any other express or implied representation or warranty on behalf of the Company including, without limitation, as to (a) the probable success or profitability of the ownership, use or operation of the Business and the Company by Purchaser after the Closing, or (b) any financial information, whether historical or projected, delivered to Purchaser, except in the case of clause (b) as set forth in Section 4.12.

                  4.35 Limitation on Purchaser's Representations. The Stockholder acknowledges that in entering into this Agreement and in selling the Shares to Purchaser it has not relied on any representations or warranties of Purchaser or on any materials given to or made available to the Stockholder or its Representatives by Purchaser or its Representatives other than the representations and warranties of Purchaser set forth in this Agreement.

ARTICLE 5.  REPRESENTATIONS AND WARRANTIES OF PURCHASER

                  Purchaser hereby represents and warrants to the Stockholder as follows:

                  5.1 Corporate Organization. Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and has all requisite power and authority (corporate and other) to own, lease and operate its properties and assets and to conduct its business as now conducted.

                  5.2 Corporate Authority. Purchaser has the corporate power to enter into, execute and deliver this Agreement and the Additional Documents and to carry out its obligatiOns hereunder and thereunder. The execution, delivery and performance by the Purchaser of this Agreement and the Additional Documents, and the performance of Purchaser's obligations hereunder and thereunder, have been duly and validly authorized by its Board of Directors and no other corporate proceedings on the part of Purchaser are necessary to authorize such execution, delivery and performance. This Agreement has been, and the Additional Documents will be at Closing, duly executed by Purchaser and, assuming due and valid authorization, execution and delivery hereof and thereof by the Stockholder, are, in the case of this Agreement, and will be as of the Closing, in the case of the Additional Documents, the valid and legally binding obligation of Purchaser, enforceable against Purchaser in accordance with their respective terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws relating to or affecting the rights and remedies of creditors generally and to general principles of equity (regardless of whether considered in a proceeding in equity or at law).

                  5.3      No Violation.  Except as set forth on
Schedule 5.3 and except for the approvals required to comply with the provisions of the HSR Act, the execution, delivery and performance by Purchaser of this Agreement and the transactions contemplated hereby (including under the Additional Documents) do not and will not conflict with or result in, with or without the giving of notice or lapse of time or both, any violation of or constitute a breach or default under (a) the certificate of incorporation or by-laws of Purchaser, (b) any agreement, permit or other instrument to which Purchaser is a party or by which it is bound, (c) any order, judgment or decree of any Governmental Entity, or (d) any Legal Requirement to which Purchaser or any of its property is subject, except in the case of clauses (b), (c) and (d) to the extent that any such conflict, violation, breach or default would not have a material adverse effect on the ability of Purchaser to consummate the transactions contemplated by this Agreement.

                  5.4 Investment Intent. Purchaser is aware that the Shares are not being registered under the Securities Act of 1933, as amended (the "Securities Act"), or under any state or foreign securities laws. The Shares are being acquired hereunder solely for the account of Purchaser for investment for its own account and not with a view to the resale or distribution thereof and Purchaser will not sell or otherwise dispose of Shares except in compliance with the registration requirements or exemption provisions under the Securities Act and the rules and regulations promulgated thereunder or any other applicable securities laws.

                  5.5 Availability of Funds. Purchaser will have available on the Closing Date sufficient funds to enable it to consummate the transactions contemplated hereby. Purchaser has available cash or financing sufficient to enable it to fund the Purchase Price.

                  5.6 Limitation on Stockholder Representations. Purchaser acknowledges that in entering into this Agreement and in acquiring the Shares it has not relied on any representations or warranties of the Stockholder or on any materials given to it by the Stockholder other than the representations and warranties set forth in this Agreement and the Schedules to this Agreement.

                  5.7 No Other Representations or Warranties. Except for the representations and warranties contained in this Agreement, neither Purchaser nor any other Person makes any other express or implied representation or warranty on behalf of Purchaser.

ARTICLE 6.  COVENANTS OF THE STOCKHOLDER

                  The Stockholder hereby covenants and agrees with Purchaser as follows:

                  6.1 Access to Properties and Records. Throughout the period prior to the Closing, the Stockholder shall cause the Company and its Representatives to (i) afford Purchaser and Purchaser's Representatives full access upon reasonable notice during normal business hours to all of the Business, properties, personnel, books, contracts, commitments and records concerning the Business, (ii) furnish promptly to Purchaser a copy of all such information as Purchaser may reasonably request (including without limitation, and without request being required, interim financial statements and reports for each accounting period ending during such time period) relating to the Company, and (iii) furnish Purchaser and Purchaser's Representatives with such additional financial, operating, and other data and information relating to the Company as Purchaser may reasonably request; provided, however that the Stockholder shall have no obligation to provide any information pursuant to this clause (iii) unless such informatiOn is in the possession of the Stockholder or the Company or their respective Representatives and is not required to be created.

                  6.2 Negotiations. So long as this Agreement remains in full force and effect, the Company and the Stockholder shall not, directly or indirectly, through any Representative or otherwise, encourage or solicit any inquiries or proposals from, cooperate or engage in discussions with, or provide any information to, any Person (other than Purchaser and its Representatives) concerning any sale of stock, merger, business combination, consolidation, sale of substantial assets, purchase, recapitalization, liquidation, dissolution or similar transaction involving the Business. The Stockholder shall advise Purchaser of any inquiries pertaining to any such transaction which it receives and of which it at any time has knowledge.

                  6.3 Consents and Approvals. The Stockholder shall use its reasonable best efforts to obtain any necessary consents, waivers, authorizations and approvals, including the releases and consents described in Sections 9.1.6 and 9.1.7 of any Persons required in connection with the execution, delivery and performance of this Agreement and shall use its reasonable best efforts to consummate the transactions contemplated hereby and to satisfy the conditions set forth herein. In addition, the Stockholder shall use its reasonable best efforts to assist and cooperate with Purchaser in preparing and filing all documents required to be submitted by the Stockholder or Purchaser to any Person in connection with such transactions, and in obtaining any consents, waivers, authorizations or approvals which may be required to be obtained by the Stockholder or Purchaser in connection with such transactions (including requesting early termination of any applicable waiting period under the HSR Act).

                  6.4 Conduct of Business Pending Closing. From the date hereof to and including the Closing Date, the Stockholder shall cause the Company to conduct its operations in the Ordinary Course of Business and will use its reasonable best efforts to cause the Company (a) to preserve the Company's business organization in a manner reasonably necessary to the conduct of the Business; (b) to maintain the Company's books and records in accordance with past practices; (c) to keep available the services of the Company's officers and employees reasonably necessary to the conduct of the Business; and
(d) to maintain satisfactory relationships with licensors, suppliers, distributors, customers and others having business relationships with the Company. The Stockholder shall confer with the Purchaser or its Representatives to keep it informed with respect to operational matters of a material nature and to report the general status of the ongoing operations of the business of the Company. Without limiting the generality of the foregoing, except as expressly permitted by this Agreement from the date hereof to and including the Closing Date, the Stockholder shall not permit the Company to, and the Company shall not, without the prior consent of Purchaser (which consent shall not unreasonably be withheld, it being agreed that it would not be unreasonable for Purchaser to withhold its consent if any action proposed by the Stockholder would adversely affect the value of the Business to Purchaser):

                           6.4.1  create any new classes of capital
stock, or issue any shares of capital stock or securities convertible or exchangeable into, or any options, warrants, agreements, calls or other rights to subscribe for, purchase or otherwise acquire, shares of capital stock;

                           6.4.2  create any material Liens (except for
Permitted Liens and Liens for the benefit of the Lenders under the Credit Agreement which the Stockholder or the Company have agreed to grant pursuant to the Credit Agreement or the related security documents prior to the date of this Agreement) with respect to any of the Company's assets;

                           6.4.3  hire any new employees (other than in
the Ordinary Course of Business) or enter into any employment, consulting, severance or other compensation agreement with any Person or, except (i) as undertaken in the Ordinary Course of Business with respect to non-officer employees, (ii) as required under any Employee Plans previously disclosed to Purchaser or (iii) as required by applicable law, increase the rate of compensation, commission, bonus or other direct or indirect remuneration or other payments paid, payable or to become payable to or for the benefit of any officers, directors, consultants, agents or employees of the Business or adopt any Employee Plan or amend any Employee Plan in any material respect, except for changes to Employee Plans which are less favorable to participants in such plans or as may be required by applicable law;

                           6.4.4  make any material change in the nature
of or method of conducting the Business;

                           6.4.5  waive any material rights relating to
the Business, except for the settlement of claims by or against the Company in the Ordinary Course of Business and involving amounts not exceeding the aggregate sum of $25,000;

                           6.4.6  acquire or dispose of any material
assets or properties of the Business, other than obsolete items or otherwise in the Ordinary Course of Business;

                           6.4.7  declare, set aside or pay any
dividends or declare, set aside or make any other distributions of any kind to the Stockholder, other than (a) payments shown payable to the Stockholder on the Interim Balance Sheet, (b) distributions of cash on a daily basis or other distributions in the Ordinary Course of Business and (c) distributions in an amount equal to the unpaid income Taxes of the Company for the current period, or make any direct or indirect redemption, retirement, purchase or other acquisition of any Shares of its capital stock;

                           6.4.8  incur or assume any indebtedness for
borrowed money (whether directly or by way of guaranty or otherwise), except for purchases on open account, endorsements of checks or other commercial paper, working capital advances by the Stockholder to the Company in the Ordinary Course of Business and other short-term indebtednesS incurred in the Ordinary Course of Business; or make any principal payment or reduction on, repay, redeem, retire or make any other payment in respect of, or cause to become due and payable, any indebtedness for borrowed money other than those payments that come due by the terms of any such indebtedness;

                           6.4.9  except as otherwise provided for in
this Agreement, make any change in its accounting methods or practices or make any change in depreciation or amortization policies or rates adopted by the Company;

                           6.4.10  make any loan or advance to, enter
into any agreement, transaction or arrangement with, the Stockholder or any of its officers, directors, employees, consultants, agents or other representatives (other than travel advances made in the Ordinary Course of Business), or make any other loan or advance other than loans or advances to the Stockholder in connection with the Stockholder's cash management procedures in the Ordinary Course of Business;

                           6.4.11  amend its certificate of
incorporation or by-laws or merge with or into or consolidate with any Person, subdivide or in any way reclassify any Shares, or change or agree to change in any manner the rights of its outstanding Capital Stock or the character of its Business;

                           6.4.12  enter into any merger, consolidation,
recapitalization or other business combination or reorganization, liquidation, dissolution or any similar transaction;

                           6.4.13  assume, guarantee, endorse or

otherwise become liable or responsible (whether directly, contingently or otherwise) for the material obligations of any other Person;

                           6.4.14  take any action, or fail to take any
action, which would render inaccurate in any material respect any representation and warranty made herein;

                           6.4.15  make any capital expenditures without
the Purchaser's prior written consent, except for maintenance capital expenditures and except for expenditures reasonably required to abate conditions endangering Persons or property;

                           6.4.16  enter into or amend (a) any material
lease arrangement, (b) any material equipment purchase or sale arrangement except for replacements in the Ordinary Course of Business not exceeding $50,000 in the aggregate and except as permitted under Section 6.4.15, (c) any material merchandising arrangement, (d) any material service arrangement not terminable at will or (e) any other material commitment or arrangement outside the Ordinary Course of Business; or

                           6.4.17  acquire (by merger, consolidation or
acquisition of stock or assets) any corporation, partnership or other business organization or division thereof or any equity interest therein (other than purchases of marketable securities in the Ordinary Course of Business); or

                           6.4.18  agree, in writing or orally, to do
any of the foregoing.

                  6.5 Sale of Shares. The Stockholder will not, prior to termination of this Agreement pursuant to the terms hereof, (i) make, agree or enter into any understanding or arrangement, whether or not in writing, with respect to, any sale, transfer, pledge, hypothecation, encumbrance, assignment or disposition of any of the Shares or the beneficial ownership thereof, (ii) offer to make such a sale, transfer or other disposition, or offer to grant any option to acquire any of the Shares or to enter into any agreement or arrangement with respect to the matters set forth in clause (i), or (iii) grant any proxies or powers of attorney, deposit any Shares into a voting trust or enter into a voting agreement, understanding or arrangement with respect to the Shares.

                  6.6 Notification. Between the date of this Agreement and the Closing Date, the Stockholder shall give prompt written notice to Purchaser if
(a) the Stockholder becomes aware of any fact or condition that causes or constitutes a breach of any of the Stockholder's representations and warranties as of the date of this Agreement, (b) the Stockholder becomes aware of the occurrence after the date of this Agreement of any fact or condition that would (except as expressly contemplated by this Agreement) cause or constitute a breach of any such representation or warranty had such representation or warranty been made as of the time of occurrence or discovery of such fact or condition or (c) the Stockholder becomes aware of the occurrence or failure to occur of an event that may make impossible or unlikely the satisfaction of any condition to the consummation of the transactions contemplated by this Agreement; provided, however, that the failure of the Stockholder to comply with this Section 6.6 shall not subject the Stockholder to any liability hereunder except as and to the extent the Stockholder would be responsible for a breach of the related representations or warranties under
Article 8 (including the limitations on recovery and the time periods for bringing claims thereunder).

                  6.7 Post-Closing Cooperation. Purchaser and the Stockholder shall cooperate with each other, and shall cause their Representatives to cooperate with each other, following the Closing to ensure the orderly transition of the Company from Stockholder to Purchaser. After the Closing, upon reasonable written notice, Purchaser and the Stockholder shall furnish or cause to be furnished to each other and their Representatives access, during normal business hours, to such information and assistance relating to the Company as is reasonably necessary for financial reporting and accounting matters, the preparation and filing of any Tax Returns, reports or forms or the defense of any Tax claim or assessment. Each party shall reimburse the other for reasonable out-of-pocket costs and expenses incurred in assisting the other pursuant to this Section 6.7. Neither party shall be required by this Section 6.7 to take any action that would unreasonably disrupt its normal operations.

                  6.8 Enforcement of Covenant Not to Compete. The Stockholder agrees not to enforce Section 8.5 of the Seessel's Purchase Agreement without the written consent or request of Purchaser. Upon the written request of Purchaser, the Stockholder agrees to enforce the terms of Section 8.5 of the Seessel's Purchase Agreement, but only to the extent and subject to the limitations set forth in such request.

                  6.9      Assignment of Agreement with Arthur N.
Seessel. Effective upon Closing, the Stockholder agrees to assign to Purchaser all of its rights in the Agreement, dated April 16, 1997, by and among the Stockholder, the Company and Arthur N. Seessel, a copy of which is attached hereto as Exhibit E.


ARTICLE 7.  COVENANTS OF PURCHASER

                  Purchaser hereby covenants and agrees with the Stockholder as follows:

                  7.1 Employee Benefits. Following the Closing Date, Purchaser shall provide employee benefits to non-union employees of the Company who remain in the employ of the Company or Purchaser following the Closing Date (the "Retained Employees") that are substantially equivalent in the aggregate to the employee benefits then afforded to similarly situated employees of Purchaser. With respect to such benefits, service accrued by such Retained Employees during employment with the Company prior to the Closing Date shall be recognized for all purposes other than (i) benefit accruals under any pension or retirement plans of Purchaser or (ii) to the extent necessary to prevent duplication of employee benefits. Purchaser shall provide severance benefits on the terms set forth in the Employee Plans described on Schedule 4.27.1 to all employees terminated on or prior to the six-month anniversary of the Closing Date. Except as set forth in the immediately preceding sentence, nothing contained herein shall be deemed to require the Purchaser or the Company to continue any existing Employee Plans.

                  7.2 Lease Guarantee. Effective as of and from and after the Closing Date, Purchaser agrees to unconditionally and irrevocably indemnify and hold harmless the Stockholder for all payments made by the Stockholder under its outstanding Guarantee dated December 10, 1996, of the full payment and performance by the Company of all of its obligations undertaken to be paid, performed or observed under the terms of the two leases covering the Union Avenue and Perkins/Poplar retail stores in Memphis, Tennessee. Any payments required to be made to the Stockholder pursuant to this Section 7.2 shall be made by wire transfer of same-day funds to an account designated by the Stockholder within three business days of the payment by the Stockholder of any amounts due under such Guarantee.

                  7.3 Confidentiality. Purchaser has heretofore executed the Confidentiality Agreement with respect to the exchange of information relating to the transaction provided for herein. All of the terms and provisions of the said Confidentiality Agreement shall survive the execution of this Agreement and remain binding upon the parties thereto until the Closing of the transactions provided for herein. In the event the transactions provided for herein shall fail to be consummated due to a failure of condition or otherwise, the parties shall cause all information provided by one to the other pursuant hereto or in connection herewith (and all copies thereof in the possession of any agent, attorney, accountant or other Person to whom such was provided) to be promptly destroyed or returned to the other in accordance with the Confidentiality Agreement.

                  7.4 Consents and Approvals. Purchaser shall use its reasonable best efforts to obtain any necessary consents, waivers, authorizations and approvals of any Persons or entities required in connection with the execution, delivery and performance of this Agreement and shall use its reasonable best efforts to consummate the transactions contemplated hereby and to satisfy the conditions set forth herein, it being understood that should the DOJ or the FTC raise any objection to (or initiate any litigation in connection with) the transaction contemplated by this Agreement, Purchaser shall take all actions reasonably necessary to resolve such objection or litigation, including but not limited to divesting, cancelling, selling, transferring, assigning, holding separate or taking such other action as is requested by the DOJ or the FTC with respect to any stores or other property situated in the Metropolitan area of Memphis, Tennessee. In addition, Purchaser shall use its reasonable best efforts to assist and cooperate with the Stockholder in preparing and filing all documents required to be submitted by the Stockholder or Purchaser to any Person in connection with such transactions, and in obtaining any consents, waivers, authorizations or approvals which may be required to be obtained by the Stockholder and Purchaser in connection with such transactions (including requesting early termination of any applicable waiting period under the HSR
Act).

                  7.5 Tax Elections. Purchaser will not make an election under Section 338(h)(10) of the Code without the consent of the Stockholder.

                  7.6      Assumption of Agreement with Arthur N.
Seessel. Effective upon Closing, Purchaser agrees to assume all of the Stockholder's obligations under the Agreement, dated April 16, 1997, by and among the Stockholder, the Company and Arthur N. Seessel, a copy of which is attached hereto as Exhibit E.

ARTICLE 8.  INDEMNIFICATION

                  8.1      Indemnification by the Stockholder.

                           8.1.1  From and after the Closing, the
Stockholder shall defend, indemnify and hold Purchaser and its Affiliates harmless from and against and in respect of any and all actual losses, liabilities, damages, judgments, settlements and expenses, including interest and penalties recovered by a third party with respect thereto and reasonable attorneys' fees and expenses and reasonable accountants' fees and expenses incurred in the investigation or defense of any of the same or in asserting, preserving or enforcing any of Purchaser's rights arising under this Article 8 (collectively, "Purchaser Losses"), incurred by Purchaser and its Affiliates (the "Purchaser Indemnitees") which arise out of:

                           (a) any breach by the Stockholder of any of its
                  representations and warranties contained in this Agreement and the Additional Documents; provided, however, that for purposes of this Article 8 only, all references in Article 4 to "Material Adverse Effect" shall be deemed to be references to "Adverse Effect"; and

                           (b) any breach by the Stockholder of any of its
                  covenants in this Agreement (other than the covenant set forth in Section 6.6) which survive the Closing.

The Purchaser shall give the Stockholder prompt written notice of any third party claim which may give rise to any indemnity obligation under this Section 8.1, together with the estimated amount of such claim, and the Stockholder shall have the right to assume the defense (at its expense) of any such claim through counsel of its own choosing, by so notifying Purchaser within 30 days of receipt of Purchaser's written notice; provided, however, that the Stockholder's counsel shall be reasonably satisfactory to Purchaser. Failure to give prompt notice shall not affect the indemnification obligations hereunder in the absence of actual and material prejudice. If Purchaser desires to participate in any such defense assumed by the Stockholder, it may do so at its sole cost and expense, provided that if, under applicable standards of professional conduct, a conflict on any significant issue between any of the Purchaser Indemnitees and the Stockholder exists in respect of such third party claim, the Stockholder shall pay the reasonable fees and expenses of one such additional counsel as may be required to be retained in order to resolve such conflict. The Stockholder shall be liable for the fees and expenses of counsel employed by Purchaser for any period during which the Stockholder has not assumed the defense thereof (other than during any period in which Purchaser shall have failed to give notice of the third party claim as provided above). If the Stockholder assumes such defense, Purchaser shall have the right to participate in the defense thereof and to employ counsel, at its own expense, separate from the counsel employed by the Stockholder, it being understood that the Stockholder shall control such defense. If the Stockholder chooses to defend or prosecute a third party claim, the Purchaser shall cooperate in the defense or prosecution thereof, which cooperation shall include the retention and the provision to the Stockholder of records and information which are reasonably relevant to such third party claim, and making employees available on a mutually convenient basis to provide additional information and explanation of any materials provided hereunder. If the Stockholder chooses to defend or prosecute any third party claim, Purchaser will agree to any settlement, compromise or discharge of such third party claim which the Stockholder may recommend and which by its terms obligates the Stockholder to pay the full amount of liability in connection with such third party claim; provided, however, that, without Purchaser's consent, which shall not be unreasonably withheld, the Stockholder shall not consent to entry of any judgment or enter into any settlement (x) that provides for injunctive or other nonmonetary relief affecting Purchaser or any Affiliate thereof, or (y) that does not include as an unconditional term thereof the giving by each claimant or plaintiff to each Purchaser Indemnitee that is the subject of such third party claim of a release from all liability with respect to such claim.

                           8.1.2  The foregoing obligation to indemnify
Purchaser and its Affiliates set forth in Sections 8.1.1 and 8.1.5 shall be subject to each of the following limitations:

                           (a)      The Stockholder's indemnification
                  obligation (i) for any breach of the
                  representations and warranties contained in this

                  Agreement and in the Additional Documents shall survive only until (A) November 15, 1999, in the case of Purchaser Losses for which the Stockholder would be entitled to recover under the Seessel's Purchase Agreement and (B) December 31, 1999, in the case of all other Purchaser Losses (as the case may be, the "Applicable Indemnification Period"), and (ii) under
                  Section 8.1.5 shall survive until the expiration of the applicable statute of limitations, and thereafter all such representations and warranties and other indemnities of the Stockholder under this Agreement shall be extinguished. No claim for the recovery of such Purchaser Losses may be asserted by Purchaser or any of its Affiliates after the Applicable Indemnification Period; provided, however, that claims first asserted in writing with reasonable specificity within the Applicable Indemnification Period shall not thereafter be barred.

                           (b) No reimbursement for Purchaser Losses asserted
                  against the Stockholder under Section 8.1.1 or other liabilities under Section 8.1.5 (other than Sections 8.1.5(a)(iii) and 8.1.5(b)) above shall be required unless and until the cumulative aggregate amount of such Purchaser Losses equals or exceeds $1,760,000 (the "Threshold") and then only to the extent that the cumulative aggregate amount of Purchaser Losses, as finally determined, exceeds said Threshold; provided, however, that (i) the limitations set forth in this clause (b) shall not apply to Purchaser Losses arising out of a breach of Section 4.1(a) and (ii) in calculating whether Purchaser Losses exceed such Threshold, any Purchaser Losses which individually total less than $10,000 each ("De Minimis Purchaser Losses") shall be excluded in their entirety and the Stockholder in any event shall have no liability hereunder to Purchaser and its Affiliates for any such De Minimis Purchaser Losses. To the extent any Purchaser Loss is not a De Minimis Purchaser Loss, the full amount of such Purchaser Loss individually or, in the aggregate with the full amount of such other Purchaser Losses that are not De Minimis Purchaser Losses, shall be included in any calculation to determine whether the cumulative aggregate amount of Purchaser Losses equals or exceeds the Threshold.

                           (c) The Stockholder's liability to Purchaser and its
                  Affiliates under Section 8.1.1 for Purchaser Losses (other than Purchaser Losses arising out of a breach of Section 4.1(a)) and under Section 8.1.5 (other than Sections 8.1.5(a)(iii) and 8.1.5(b)) in excess of the Threshold shall not exceed $20,000,000.

                           8.1.3  The indemnities provided in this
Section 8.1 shall survive the Closing. Except for actual fraud (including securities and tax fraud), the indemnity provided in this Section 8.1 and the adjustment provided by Section 2.3 shall be the sole and exclusive remedy of the indemnified party against the Stockholder at law or equity for any matter covered by paragraphs 8.1.1(a) and (b).

                           8.1.4  In no event shall the Stockholder be
liable to Purchaser or its Affiliates for special, indirect, incidental, consequential or punitive damages (except for special, indirect, incidental, consequential or punitive damages that are asserted by a third party in a bona fide third party claim).

                           8.1.5  The Stockholder shall indemnify,
defend, and hold harmless the Purchaser Indemnitees from and against (a) any and all Taxes imposed upon the Company (other than any amount for Taxes specifically identified and reflected as a reserve on the Interim Balance Sheet) with respect to (i) any period ending prior to the Closing Date ("Pre-Closing Period"), (ii) any taxable period beginning before the Closing Date and ending after the Closing Date (such periods are hereinafter referred to as "Straddle Periods"), but only with respect to the portion of such Straddle Period ending on the Closing Date and in the manner provided in Section 8.1.6 hereof and (iii) Taxes, other than Taxes of the Company, imposed on the Company pursuant to Treasury Regulations Section 1.1502-6 (or any comparable provision of state or local law or regulation imposing several liability on members of a consolidated, combined, affiliated or unitary group) for any Pre-Closing Period or Straddle Period (but only with respect to the portion of such Straddle Period ending on the Closing
Date) and (b) any withdrawal liability to which the Company becomes liable arising solely as a result of any complete or partial withdrawal from any multiemployer plan (as defined in

Section 3(37) or Section 4001(a)(3) of ERISA or Section 414(f) of the Code) by the Stockholder or any Person that is or at any time within the five year period prior to the date of this Agreement was under common control (within the meaning of subsections 414(b), (c), (m) or (o) of the Code) with the Stockholder (other than the Company); provided, however, that no recovery under this Section 8.1.5 shall be duplicative of any recovery under Section 8.1.1 with respect to a breach of any representation or warranty contained in Section 4.16 or 4.27.2.

                           8.1.6  For purposes of determining the amount
of Taxes for or which relate to a Straddle Period, the Closing Date shall be treated as the last day of a taxable period, and the portion of any such Tax that is allocable to the taxable period that is so deemed to end on and include the Closing Date shall be determined by means of a closing of the books and records of the Company as of the close of business on the Closing Date and, to the extent not susceptible to such allocation, by apportionment on the basis of elapsed days. Any credits shall be taken into account as though the relevant taxable period ended on the Closing Date. All determinations, income, deduction, gain, loss and credits necessary to give effect to the foregoing allocations shall be made in a manner consistent with prior Tax Returns of the Company.

                           8.1.7  No recovery under this Section 8.1 shall be
duplicative of any adjustment that Purchaser obtains pursuant to Section 2.3.

                  8.2      Indemnification by Purchaser.

                           8.2.1  From and after the Closing, Purchaser
shall defend, indemnify and hold the Stockholder and its Affiliates harmless from and against and in respect of any and all actual losses, liabilities, damages, judgments, settlements and expenses, including interest and penalties recovered by a third party with respect thereto and reasonable attorneys' fees and expenses and reasonable accountants' fees and expenses incurred in the investigation or defense of any of the same or in asserting, preserving or enforcing any of the Stockholder's rights arising under this Article 8 (collectively, "Seller Losses" and together with Purchaser Losses, "Losses"), incurred by the Stockholder and its Affiliates (the "Stockholder Indemnitees") arising out of:

                           (a) any breach by Purchaser of any of its representations and warranties contained in this Agreement and the Additional Documents; and

                           (b) any breach by Purchaser of any of its covenants in this Agreement which survive the Closing.

The Stockholder shall give Purchaser prompt written notice of any third party claim which may give rise to any indemnity obligation under this Section 8.2, together with the estimated amount of such claim, and Purchaser shall have the right to assume the defense (at its expense) of any such claim through counsel of its own choosing, by so notifying the Stockholder within 30 days of receipt of the Stockholder's written notice; provided, however, that Purchaser's counsel shall be reasonably satisfactory to the Stockholder. Failure to give prompt notice shall not affect the indemnification obligations hereunder in the absence of actual and material prejudice. If the Stockholder desires to participate in any such defense assumed by Purchaser it may do so at its sole cost and expense, provided that if, under applicable standards of professional conduct, a conflict on any significant issue between any of the Stockholder Indemnitees and Purchaser exists in respect of such third party claim, Purchaser shall pay the reasonable fees and expenses of one such additional counsel as may be required to be retained in order to resolve conflict. Purchaser shall be liable for the fees and expenses of counsel employed by the Stockholder for any period during which Purchaser has not assumed the defense thereof (other than during any period in which Purchaser shall have failed to give notice of the third party claim as provided above). If Purchaser assumes such defense, the Stockholder shall have the right to participate in the defense thereof and to employ counsel, at its own expense, separate from the counsel employed by Purchaser, it being understood that Purchaser shall control such defense. If Purchaser chooses to defend or prosecute a third party claim, the Stockholder shall cooperate in the defense or prosecution thereof, which cooperation shall include the retention and the provision to Purchaser of records and information which are reasonably relevant to such third party claim, and making employees available on a mutually convenient basis to provide additional information and explanation of any materials provided hereunder. If Purchaser chooses to defend or prosecute any third party claim, the Stockholder will agree to any settlement, compromise or discharge of such third party claim which Purchaser may recommend and which by its terms obligates Purchaser to pay the full amount of liability in connection with such third party claim; provided, however, that, without the Stockholder's consent, which shall not be unreasonably withheld, Purchaser shall not consent to entry of any judgment or enter into any settlement (x) that provides for injunctive or other nonmonetary relief affecting the Stockholder or any Affiliate thereof, or (y) that does not include as an unconditional term thereof the giving by each claimant or plaintiff to each Stockholder Indemnitee that is the subject of such third party claim of a release from all liability with respect to such claim.

                           8.2.2  The foregoing obligation to indemnify
the Stockholder and its Affiliates set forth in Section 8.2.1 shall be subject to each of the following limitations:

                           (a) Purchaser's indemnification obligation for any
                  breach of the representations and warranties contained in this Agreement and in the Additional Documents and pursuant to
                  Section 8.2.5 shall survive only until December 31, 1999, and thereafter all such representations and warranties of Purchaser under this Agreement shall be extinguished. No claim for the recovery of such Seller Losses may be asserted by the Stockholder or any of its Affiliates after such period; provided, however, that claims first asserted in writing with reasonable specificity within such period shall not thereafter be barred;

                           (b) No reimbursement for Seller Losses asserted
                  against Buyer under Section 8.2.1 above shall be required unless and until the cumulative aggregate amount of such Seller Losses equals or exceeds $1,760,000 (the "Purchaser Threshold") and then only to the extent that the cumulative aggregate amount of Seller Losses, as finally determined, exceeds said Purchaser Threshold; provided, however, that in calculating whether Seller Losses exceed such Purchaser Threshold any Seller Losses which individually total less than $10,000 each ("De Minimis Seller Losses") shall be excluded in their entirety and Purchaser in any event shall have no liability hereunder to the Stockholder and its Affiliates for any such De Minimis Seller Losses. To the extent any Seller

                  Loss is not a De Minimis Seller Loss, the full amount of such Seller Loss individually or, in the aggregate with the full amount of such other Seller Losses that are not De Minimis Seller Losses, shall be included in any calculation to determine whether the cumulative aggregate amount of Seller Losses equals or exceeds the Purchaser Threshold.

                           (c) Purchaser's liability to the Stockholder and its
                  Affiliates under Section 8.2.1 for Seller Losses in excess of the Seller Threshold shall not exceed $20,000,000.

                           8.2.3  The indemnities provided in this
Section 8.2 shall survive the Closing. Except for actual fraud (including securities and tax fraud) the indemnity provided in this Section 8.2 and the adjustment provided by Section 2.3 shall be the sole and exclusive remedy of the indemnified party against Purchaser at law or equity for any matter covered by paragraphs 8.2.1(a) and (b).

                           8.2.4  In no event shall Purchaser be liable
to the Stockholder or its Affiliates for special, indirect, incidental, consequential or punitive damages (except for special, indirect, incidental, consequential or punitive damages that are asserted by a third party in a bona fide third party claim).

                           8.2.5  Purchaser shall indemnify, defend and
hold harmless the Stockholder Indemnitees from and against any Taxes imposed upon the Company or any subsidiaries thereof (other than Taxes imposed on the Company (other than Taxes of the Company) pursuant to Treasury Regulations
Section 1.1502-6 (or any comparable provision under state or local law or regulation imposing several liability on members of a consolidated, combined, affiliated or unitary group) by application of being a member of the Stockholder's consolidated, affiliated or unitary group) with respect to (i) any taxable period beginning after the Closing Date and (ii) any Straddle Period, but only with respect to the portion of such Straddle Period beginning the day after the Closing Date and in the manner provided for in Section 8.1.5 hereof.

                  8.3      Indemnification Calculations Net of
Insurance. The amount of any Purchaser Losses for which indemnification is provided under Section 8.1 shall be net of any amounts recovered or recoverable by Purchaser and the Company under insurance policies purchased by or for the benefit of the Stockholder or the Company prior to the Closing Date (except insurance purchased by Purchaser).

                  8.4 Tax Information. (a) The Company, at its own cost and expense, will furnish Tax information to the Stockholder for inclusion in Stockholder's federal consolidated income Tax Return for the period which includes the Closing Date in accordance with the Company's past custom and practice. The income, deduction, loss, and gain of the Company will be apportioned to the period up to and including the Closing Date and the period after the Closing Date by closing the books of the Company as of the end of the Closing Date.

                  (b) The Company will not carryback any loss, credit or deduction into a consolidated, combined or similar Tax Return for any taxable period that ends on, prior to or includes the Closing Date.

ARTICLE 9.  CONDITIONS TO CLOSING

                  9.1 Conditions to Obligations of Purchaser. All obligations of Purchaser under this Agreement are subject to the fulfillment, at or prior to the Closing, of the following conditions, any one or more of which may be waived by Purchaser:

                           9.1.1  No Material Adverse Change.  During
the period from the date on which this Agreement is executed to the Closing, there shall have been no Material Adverse Change in, or Material Adverse Effect to, the Business, other than seasonal changes, changes relating to the economy in general or changes relating to the industry in which the Business operates in general, it being understood that neither any change in the financial condition, net worth, assets, liabilities, prospects or operations of the Stockholder generally nor any change effected in order to secure any approvals required in order to comply with the provisions of the HSR Act shall be a Material Adverse Change.

                           9.1.2  No Injunction.  No Governmental Entity
shall have issued any order, decree or ruling, and there shall not be any Legal Requirement, that has the effect restraining, enjoining or prohibiting the consummation of the material transactions contemplated by this Agreement.

                           9.1.3  Representations and Warranties.  All
representations and warranties made by the Stockholder in this Agreement (without giving effect to any limitation as to "materiality" (other than specified dollar amounts) or "Material Adverse Effect" set forth in such representations and warranties) shall be true and accurate as of the Closing Date as if made at and as of such time (other than those representations and warranties that address matters only as of a particular date or only with respect to a specific period of time which need only be true and accurate as of such date or with respect to such period), except where the failure of such representations and warranties to be so true and accurate, would not, individually or in the aggregate, have a Material Adverse Effect; provided that, notwithstanding the foregoing, the representations and warranties made by the Stockholder in Section 4.1(a) shall be true and accurate as of the Closing Date as if made at and as of such time.

                           9.1.4  Performance of Obligations.  The
Stockholder shall have delivered all closing documents and agreements required hereby and have otherwise performed in all material respects all obligations required under this Agreement to be performed by it on or prior to the Closing, such to include without limitation the delivery of certificates evidencing all of the issued and outstanding Shares in the Company.

                           9.1.5  Consents and Approvals.  All consents,
waivers, authorizations and approvals of Governmental Entities as are necessary in connection with the transactions contemplated by this Agreement or which if not obtained could render such transactions void or voidable shall have been obtained, except for such consents, waivers, authorizations and approvals the failure of which to have obtained, individually or in the aggregate, would not have a Material Adverse Effect, would not impose material limitations on the ability of Purchaser to acquire or hold, or exercise full rights of ownership of, the Shares and would not prevent Purchaser from effectively controlling in any material respect the business or operations of the Company (it being understood that for purposes of satisfying this Section 9.1.5, the applicable waiting periods under the HSR Act in connection with the transactions contemplated by this Agreement shall have expired or been earlier terminated).

                           9.1.6  Release of High Yield Debt Guarantee.
The Company's guarantee of the Stockholder's obligations under the Stockholder's outstanding 10-1/2% Senior Subordinated Notes due 2005 shall have been released or terminated in accordance with its terms and Purchaser shall have received evidence to such effect reasonably satisfactory to it.

                           9.1.7  Release under Credit Facility.  The
Lenders under the Credit Agreement dated as of August 18, 1995, as amended and restated as of June 2, 1997, as further amended as of September 5, 1997, and as further amended as of December 1, 1997 (as so amended and restated, the "Credit Agreement") among the Stockholder, the lenders party thereto (the "Lenders") and The Chase Manhattan Bank, N.A., as Administrative Agent, shall have released (a) the pledge of the Shares, by the Stockholder to or for the benefit of the Lenders and the related security interest, (b) the mortgages and other security interests granted by the Company to the Lenders in the Company's Real Property, inventory, equipment, Receivables, Intellectual Property and other assets and
(c) the guarantee by the Company of the Stockholder's obligations under the Credit Agreement, and Purchaser shall have been presented with such termination statements, releases and other customary evidence of termination and release of pledges and guarantees as are reasonably requested by Purchaser.

                           9.1.8  FIRPTA Certificate.  Purchaser shall
have received from the Stockholder an affidavit in the form of Treasury regulation ss. 1.1445-2(b)(2) which is attached hereto as Exhibit D. Notwithstanding anything to the contrary set forth herein, if the Stockholder fails to provide Purchaser with such affidavit, Purchaser shall be entitled to withhold the requisite amounts from the Purchase Price in accordance with Sections 897 and 1445 of the Code.

                           9.1.9  Termination of Profit Sharing Plan.
Prior to the Closing, the Board of Directors of the Company shall have approved a resolution terminating the Company's Profit Sharing Plan, effective immediately prior to the Closing.

                  9.2 Conditions to Obligations of the Stockholder. All obligations of the Stockholder under this Agreement are subject to the fulfillment, at or prior to the Closing, of the following conditions, any one or more of which may be waived by the Stockholder:

                           9.2.1  No Injunction.  No Governmental Entity
shall have issued any order, decree or ruling, and there shall not be any Legal Requirement, that has the effect of restraining, enjoining or prohibiting the consummation of the material transactions contemplated by this Agreement.

                           9.2.2  Representations and Warranties.  All
representations and warranties made by Purchaser in this Agreement qualified as to "materiality" shall be true and accurate, and those not so qualified shall be true and accurate in all material respects, as of the Closing Date as if made at and as of such time (other than those representations and warranties that address matters only as of a particular date or only with respect to a specific period of time which need only be true and accurate, if qualified as to materiality, or true and accurate in all material respects, if not so qualified, as of such date or with respect to such period).

                           9.2.3  Performance of Obligations.  Purchaser
shall have delivered all documents and agreements required hereby and have otherwise performed in all material respects all obligations required under this Agreement to be performed by it on or prior to the Closing.

                           9.2.4  Consents and Approvals.  All consents,
waivers, authorizations and approvals of Governmental Entities as are necessary in connection with the transactions contemplated by this Agreement or which if not obtained could render such transactions void or voidable shall have been obtained, except for such consents, waivers, authorizations and approvals the failure of which to have obtained, individually or in the aggregate, would not have a Material Adverse Effect (it being understood that for purposes of satisfying this Section 9.2.4, the applicable waiting periods under the HSR Act in connection with the transactions contemplated by this Agreement shall have expired or been earlier terminated).

ARTICLE 10.  TERMINATION AND ABANDONMENT

                  10.1 Methods of Termination. Notwithstanding anything herein to the contrary, this Agreement may be terminated and the transactions contemplated hereby may be abandoned at any time prior to the Closing (a) by the mutual written consent of Purchaser and the Stockholder; or (b) by either Purchaser or the Stockholder, if such party is not in breach of this Agreement, if the Closing shall not have occurred by May 1, 1998; provided, however, that if the parties shall have received a second request from the DOJ or the FTC, neither party may exercise its right to terminate this Agreement prior to July 1, 1998 unless the other party is in material breach of its respective obligations under Section 6.3 or 7.4, as the case may be, and the party wishing to terminate is not.

                  10.2 Effect of Termination. In the event of termination of this Agreement pursuant to this Article 10, written notice thereof shall forthwith be given to the other parties and this Agreement shall terminate and the transactions contemplated hereby shall be abandoned, without further action by any party to this Agreement, and no party to this Agreement shall have any right or claim against another party on account of such termination; provided, that (a) the agreements set forth in Section 7.3 and Article 11 shall survive the termination of this Agreement, and (b) no party hereto shall be relieved of liability by reason of a breach of this Agreement by such party which results in such termination.

ARTICLE 11.  MISCELLANEOUS PROVISIONS

                  11.1 Survival of Representations Warranties and Covenants. Subject to the limitations set forth in Article 8, the respective representations, warranties and covenants of each of the parties to this Agreement shall survive the Closing and the consummation of the transactions contemplated hereby regardless of any investigation made by or on behalf of any party to whom such representations and warranties have been made.

                  11.2 Successors and Assigns; No Third-Party Beneficiaries. This Agreement shall inure to the benefit of, and be binding upon, the parties hereto and their respective successors, heirs, representatives and assigns, as the case may be; provided, however, that, no party shall assign or delegate this Agreement or any of the rights or obligations created hereunder without the prior written consent of the other parties, except that Purchaser may assign any of its rights and obligations created hereunder to any of its Affiliates so long as no such assignment relieves Purchaser of its obligations hereunder. Nothing in this Agreement shall confer upon any Person not a party to this Agreement, or the legal representatives of such Person, any rights or remedies of any nature or kind whatsoever under or by reason of this Agreement. This Agreement and all of its provisions and conditions are for the sole and exclusive benefit of the parties to this Agreement and their successors and assigns.

                  11.3 Brokers and Finders. Each of the parties represents and warrants to the others that no broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement; provided that either party may, in its sole discretion, decide to obtain a fairness opinion in connection with the transaction contemplated by this Agreement, in which event such party shall be solely responsible for any fee of the investment banker rendering such an opinion to such party.

                  11.4 Expenses. Except as otherwise provided herein, each party shall bear all expenses incurred on its behalf in connection with the preparation, negotiation, execution and performance of this Agreement and the transactions contemplated hereby, including all fees and expenses of its agents, representatives, counsel and accountants.

                  11.5 Publicity. Prior to the Closing, neither Purchaser, on the one hand, nor the Company nor the Stockholder, on the other hand, shall issue any press release or otherwise make any public statements or announcements with respect to this Agreement or the transactions contemplated hereby without the prior consent of Purchaser or the Stockholder as the case may be, except as necessitated by any Legal Requirement (in which case the other party shall be given prompt notice and an opportunity to contest and to approve the content of such announcement, such approval not to be unreasonably withheld or delayed). Notwithstanding the foregoing:

                           11.5.1  Any party hereto may disclose the
making and terms of this Agreement to their respective legal counsel, auditors and other representatives, or, to the extent required for such purposes, to Persons whose approval is required in connection with the transactions provided for herein.

                           11.5.2  Purchaser, the Company and the
Stockholder may disclose the making and terms of this Agreement to their respective lenders, applicable rating agencies and respective employees.

                           11.5.3  Purchaser and the Stockholder shall
consult with each other concerning the means by which the employees, customers, suppliers and others having dealings with the Company, the Stockholder or Purchaser will be informed of this Agreement and the transactions provided for herein.

                  11.6 Notices. All notices or other communications required or permitted to be given hereunder shall be in writing and shall be hand delivered, sent by overnight courier service, facsimile (or other electronic transmission method) or mailed by certified or registered mail, return receipt requested, postage prepaid, addressed as set forth below, or such other address or Persons as the parties may from time to time designate in writing in the manner provided in this Section. Receipt shall be deemed to occur on the date of actual receipt, not upon posting.

                  (a)      if to Purchaser, to:

                           Gary G. Michael
                           Chairman and Chief Executive Officer
                           Albertson's, Inc.
                           250 Parkcenter Boulevard
                           Boise, Idaho  83706
                           Telephone:  208-395-6200
                           Telecopy:   208-395-6225

                  with copies to:

                           Thomas R. Saldin, Esq.
                           Executive Vice President
                           Albertson's, Inc.
                           250 Parkcenter Boulevard
                           Boise, Idaho 83706
                           Telephone:  208-395-6200
                           Telecopy:   208-395-6672

                                            and

                           Kaye L. O'Riordan, Esq.
                           Vice President and Corporate Secretary
                           Albertson's, Inc.
                           250 Parkcenter Boulevard
                           Boise, Idaho 83706
                           Telephone:  208-395-6200
                           Telecopy:   208-395-6672
                                            and

                           Skadden, Arps, Slate, Meagher & Flom LLP
                           Four Embarcadero Center, Suite 3800
                           San Francisco, California 94111
                           Attention:  Theodore J. Kozloff, Esq.
                           Telephone:  415-984-6400
                           Telecopy:   415-984-2698

                                            and

                  (b)      if to the Stockholder, to:

                           Walter M. Grant, Esq.
                           Bruno's, Inc.
                           800 Lakeshore Parkway
                           Birmingham, Alabama 35211
                           Telephone:  205-940-9400
                           Telecopy:   205-912-4534

                           with a copy to:

                           Simpson Thacher & Bartlett
                           425 Lexington Avenue
                           New York, New York  10017
                           Attention:  David J. Sorkin, Esq.
                           Telephone:  212-455-3387
                           Telecopy:   212-455-2502

                  11.7 Entire Agreement. This Agreement and the Confidentiality Agreement, together with the Schedules and Exhibits attached hereto, represent the entire agreement and understanding of the parties hereto with reference to the transactions contemplated herein and therein, and no representations, warranties or covenants have been made in connection with this Agreement or the Additional Documents other than those expressly set forth herein and therein, in the Schedules or in the certificates, agreements and other documents delivered in accordance herewith or therewith. Except as set forth in Section 7.3, this Agreement and the Confidentiality Agreement, together with the Schedules and Exhibits attached hereto, supersede all prior negotiations, discussions, correspondence, communications, understandings and agreements, oral or written, between the parties relating to the subject matter of this Agreement and such other agreements and all prior drafts of this Agreement and such other agreements, all of which are merged into this Agreement or such other agreements, as the case may be.

                  11.8 Waivers; Amendments and Remedies. This Agreement may be amended, superseded, cancelled, renewed or extended, and the terms hereof may be waived, only by a written instrument signed by Purchaser and the Stockholder or, in the case of a waiver, by the party waiving compliance. No delay on the part of any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof; nor shall any waiver on the part of any party of any such right, power or privilege, nor any single or partial exercise of any such right, power or privilege, preclude any further exercise thereof or the exercise of any other such right, power or privilege. Prior to Closing, the rights and remedies herein provided are cumulative and are not exclusive of any rights or remedies that any party may otherwise have at law or in equity. After the Closing, the parties' sole remedies in respect of claims arising under or in connection with this Agreement or the Additional Documents shall be under Section 2.3 and
Article 8 hereof other than in the case of a claim alleging fraud (and securities and tax fraud).

                  11.9 Severability. This Agreement shall be deemed severable and any term or provision of this Agreement that is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If the final judgment of a court of competent jurisdiction or other authority declares that any term or provision hereof is invalid, void or unenforceable, the parties hereto agree that the court making such determination will have the power to reduce the scope, duration, area or applicability of the term or provision, to delete specific words or phrases, or to replace any invalid, void or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision.

                  11.10 Headings. The Article and Section headings contained in this Agreement are solely for convenience of reference and shall not affect the meaning or interpretation of this Agreement or of any term or provision hereof.

                  11.11 Counterparts; Terms. (a) This Agreement may be executed in two or more counterparts, each of which shall be deemed an original and all of which together shall be considered one and the same agreement. All references herein to Articles, Sections, Subsections, Exhibits and Schedules shall be deemed references to such parts of this Agreement, unless the context shall otherwise require. All references to singular or plural or masculine or feminine shall include the other as the context may require. The words "hereof," "herein" and "herewith" and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement, and article, section, paragraph, exhibit and schedule references are to the articles, sections, paragraphs, exhibits and schedules of this Agreement unless otherwise specified. Whenever the words "include," "includes" or "including" are used in this Agreement they shall be deemed to be followed by the words "without limitation." Where a word or phrase is defined herein, its other grammatical forms have corresponding meaning. A reference to any party to this Agreement or any other agreement or document includes the party's successors and permitted assigns. A reference to any legislation or to any provision of any legislation includes any modification or reenactment of it, any legislative provision substituted for it and all regulations and statutory instruments issued under it.

                  (b) It is understood and agreed that neither the specification of any dollar amount in the representations and warranties contained in this Agreement or as the "Threshold", as De Minimis Purchaser Losses or as De Minimis Seller Losses nor the inclusion of any specific item in the Schedules to this Agreement is intended to imply that such amounts or higher or lower amounts, or the items so included or other items, are or are not material, and neither party shall use the fact of the setting of such amounts or the fact of the inclusion of any such item in the Schedules to this Agreement in any dispute or controversy between the parties as to whether any obligation, item or matter is or is not material for purposes of this Agreement.

                  11.12 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware applicable to contracts to be made and performed entirely therein without giving effect to the principles of conflicts of law thereof or of any other jurisdiction.

                  11.13 Attribution Rules Regarding Knowledge. In this Agreement or any Additional Document, (a) the phrase "to the best knowledge" or other reference to the knowledge of the Stockholder or the Company other than "actual knowledge" shall mean and be limited to the knowledge of the Senior Officers after due inquiry of appropriate Persons employed by the Stockholder or the Company in a position to have relevant knowledge and (b) the phrase "actual knowledge" shall mean the actual knowledge of the Person in question without any inquiry and without consideration as to whether such Person has reason to know, any basis for belief or should know the matter in question.

                  11.14 Exhibits and Schedules. The Exhibits and Schedules attached to or delivered with and identified to this Agreement are a part of this Agreement the same as if fully set forth herein and all references herein to any Section of this Agreement shall be deemed to include a reference to the Schedule named therein. The disclosures in the Schedules relate only to the representations and warranties in the Section of the Agreement to which they expressly relate and not to any other representation and warranty contained in this Agreement, except to the extent that one Schedule is specifically referenced on another Schedule and except to the extent that a disclosure on one
Schedule is clearly applicable, based on the nature of the disclosure and the related representation, to more than one representation.

                  11.15 Further Assurances. Upon the request of any party at any time after the Closing, the other parties shall forthwith execute and deliver such instruments and documents as another party or its counsel may reasonably request in order to effectuate the purposes of this Agreement.

                  11.16 Specific Performance. Each of the parties hereto acknowledges and agrees that in the event of any breach of this Agreement, each non-breaching party would be irreparably and immediately harmed and could not be made whole by monetary damages. It is accordingly agreed that the parties hereto
(a) will waive, in any action for specific performance, the defense of adequacy of a remedy at law and (b) shall be entitled, in addition to any other remedy to which they may be entitled at law or in equity, to compel specific performance of this Agreement in any action instituted in accordance with the terms of this Agreement.

                  11.17 Jurisdiction. Each of the parties hereto hereby expressly and irrevocably submits to the personal jurisdiction of the state and federal courts located in the State of Delaware (the "Delaware Courts") in connection with all disputes arising out of or in connection with this Agreement and the Additional Documents or the transactions contemplated hereby and thereby and agrees not to commence any litigation relating thereto except in such courts. Each of the parties hereby irrevocably and unconditionally (i) waives any objection to the laying of venue of any litigation arising out of this Agreement, the Additional Documents, or the transactions contemplated hereby or thereby in the Delaware Courts, (ii) waives and agrees not to plead or claim in any such courts that any such litigation brought in any such courts has been brought in an inconvenient forum, (iii) waives the right to any other jurisdiction or venue for any litigation arising out of or in connection with this Agreement, the Additional Documents or the transactions contemplated hereby or thereby to which any of them may be entitled by reason of its present or future domicile, and (iv) consents to service of any and all process in any action or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby by the mailing or telecopying such process to the address or telecopy number, as the case may be, specified in Section 11.6 hereof. Notwithstanding the foregoing, each of the parties hereto agrees that each of the other parties shall have the right to bring any action or proceeding for enforcement of a judgment entered by the Delaware Courts in any other court or jurisdiction. Nothing herein shall limit the right of a party to effect service of process on the other party by any legally available method.

                  11.18 TIME OF ESSENCE. With regard to all dates and time periods set forth or referred to in this Agreement, time is of the essence.

                  IN WITNESS WHEREOF, the Stockholder and Purchaser have caused this Agreement to be executed and delivered by their duly authorized representatives as of the date first written above.

ALBERTSON'S, INC.



By:
         Name:             A. Craig Olson
         Title:            Senior Vice
                           President, Finance
                           and Chief  Financial
                           Officer


BRUNO'S, INC.



By:
         Name:             James J. Hagan
         Title:            Senior Vice
                           President and Chief
                           Financial Officer


The Company agrees to be bound by Sections 6.1 through 6.4 of this agreement.

SEESSEL HOLDINGS, INC.



By:
         Name:
         Title:




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